EXHIBIT 10.5
PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is hereby made and entered into as of July 31, 2020 (the “Effective Date”) by and among PCC TALLAHASSEE, LLC, a Delaware limited liability company (“Tallahassee Seller”), PCC ORLANDO, LLC, a Delaware limited liability company (“Orlando Seller”), PCC COLLEGE STATION, LLC, a Delaware limited liability company (“College Station Seller”), PCC LUBBOCK, LLC, a Delaware limited liability company (“Lubbock Seller”), PCC WACO, LLC, a Delaware limited liability company (“Waco Seller”), PCC TEMPE, LLC, a Delaware limited liability company (“Tempe Seller”), HAVEN CAMPUS COMMUNITIES-KENNESAW, LLC, a Delaware limited liability company (“Kennesaw Seller”), and HAVEN CAMPUS COMMUNITIES-CHARLOTTE, LLC, a Georgia limited liability company (“Charlotte Seller”, and together with Tallahassee Seller, Orlando Seller, College Station Seller, Lubbock Seller, Waco Seller, Tempe Seller and Kennesaw Seller, jointly and severally, “Seller”), and TPG REAL ESTATE PARTNERS INVESTMENTS, LLC, a Delaware limited liability company (“Purchaser”).
In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.
PURCHASE AND SALE
1.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property:
(a)    That certain tract of land (the “Tallahassee Land”) located at 800 Basin Street, Tallahassee,     Florida 32304, being more particularly described on Exhibit “A-1” attached hereto and made a     part hereof.
(b)    That certain tract of land (the “Orlando Land”) located at 11037 Retreat Avenue, Orlando, Florida     32817, being more particularly described on Exhibit “A-2” attached hereto and made a part hereof.
(c)    That certain tract of land (the “College Station Land”) located at 301 Church Avenue, College     Station, Texas 77840, being more particularly described on Exhibit “A-4” attached hereto and     made a part hereof.
(d)    That certain tract of land (the “Lubbock Land”) located at 707 Avenue T, Lubbock, Texas 79401,     being more particularly described on Exhibit “A-5” attached hereto and made a part hereof.
(e)    That certain tract of land (the “Waco Land”) located at 2255 South University Parks Drive, Waco,     Texas 76706, being more particularly described on Exhibit “A-3” attached hereto and made a part     hereof.
(f)    That certain tract of land (the “Tempe Land”) located at 1949 E. University Drive, Tempe, Arizona     85281, being more particularly described on Exhibit “A-6” attached hereto and made a part hereof.

(g)    That certain tract of land (the “Kennesaw Land”) located at 3044 Hidden Forest Court, Marietta,     Georgia 30066, being more particularly described on Exhibit “A-7” attached hereto and made a     part hereof.
(h)    That certain tract of land (the “Charlotte Land”) located at 9200 University City Boulevard,     Charlotte, North Carolina 28213, being more particularly described on Exhibit “A-8” attached     hereto and made a part hereof (the Tallahassee Land, the Orlando Land, the College Station Land,     Lubbock Land, the Waco Land, the Tempe Land, the Kennesaw Land and the Charlotte Land are     herein collectively called the “Land”).
(i)    Easements. All easements and privileges, if any, benefiting the Land or the Improvements (as     defined in Section 1.1(k) of this Agreement) (the “Easements”).
(j)    Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any     right, title and interest of Seller in and to (i) any land lying in the bed of any street, road or access     way, opened or proposed, in front of, at a side of or adjoining the Real Property, and (ii) mineral     rights (the “Rights and Appurtenances”).
(k)    Improvements. All structures, improvements, fixtures, and other items that constitute real property     located on the Land (the “Improvements”).
(l)    Warranties. All assignable guaranties, warranties and indemnifications received from suppliers,     contractors, materialmen or subcontractors arising out of, or in connection with, the operation,     ownership, management, installation, construction or maintenance of the Improvements or     Property, if any (collectively, “Warranties”), including, without limitation, the warranties     described on Exhibit “M” attached hereto.
(m)    Permits. All certificates, permits, licenses, authorizations, entitlements, development rights and     approvals relating or pertaining to the Real Property and Tangible Personal Property (as hereinafter     defined) (collectively, the “Permits”).
(n)    Plans and Studies. All site plans, surveys, soil and substrata studies, architectural drawings, plans     and specifications, engineering plans and studies, floor plans, landscape plans, and other plans, if     any, that relate to the Real Property or the Tangible Personal Property (the “Plans and Studies”).
(o)    Leases. Seller’s interest as landlord under all leases, licenses or occupancy agreements     (collectively, the “Leases”) now or hereafter affecting the Property, including any guaranties     thereof), together with any and all refundable tenant security deposits, pet deposits or other deposits     (collectively, the “Deposits”) held by Seller, and any prepaid rent attributable to periods after the     Closing Date (as hereinafter defined).
(p)    Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet,     drapes, appliances, building supplies, inventory, tools and supplies and other personal property, if     any, owned by Seller and located on or about the Land and the Improvements (the “Tangible     Personal Property”), including, without limitation, those items of personal property set forth on     Exhibit “I” attached hereto.
(q)    Contracts. Seller’s interest (to the extent the same is assignable) under the Contracts (as defined in     Section 4.1.2 of this Agreement) to which Seller is a party, if any.
(r)    Intangible Property. All intangible property (the “Intangible Property”), if any, owned by Seller     and pertaining to the Land, the Improvements, or the Tangible Personal Property, including,     without limitation, any telephone numbers, marketing materials, the right to use the name of the     Property (including, without limitation, “NxNW, Knightshade, SoL, The Bloc, The Tradition, Ursa,

Stadium Village and Rush”), any trademarks, logos, any trade or business name(s) for the Land, Improvements and/or Tangible Personal Property, all resident and tenant files for current residents and tenants as of the Closing Date, all telephone numbers for the Improvements, domain names and uniform resource locators (URLs) used in connection with the Property (including, without limitation, https://livesolasu.com;https://nxnwlife.com;https://knightshadeorlando.com;https://livethebloc.com;https://traditiontx.com;https://ursawaco.com; https://rushcharlotte.com; https://stadiumvillageksu.com) and any information contained therein, all social media accounts associated with the Property, and any electronic or digital copies and files of the foregoing, in each case, whether created by Seller or on Seller’s behalf, and all licenses, permits and certificates of occupancy for the Land, Improvements and Tangible Personal Property.
The Land, the Easements, the Rights and Appurtenances, the Improvements, the Warranties, the Leases the Tangible Personal Property, the Permits, the Plans and Studies, the Contracts and the Intangible Property are sometimes collectively referred to herein as the “Property.” All Property being sold by Tempe Seller is referred to as the “Tempe Property”, all Property being sold by Kennesaw Seller is referred to as the “Kennesaw Property,” all Property being sold by Tallahassee Seller is referred to as the “Tallahassee Property”, all Property being sold by Orlando Seller is referred to as the “Orlando Property”, all Property being sold by Lubbock Seller is referred to as the “Lubbock Property”, all Property being sold by College Station Seller is referred to as the “College Station Property”, all Property being sold by Charlotte Seller is referred to as the “Charlotte Property”, and all Property being sold by Waco Seller is referred to as the “Waco Property”
1.2    Excluded Property. The following items shall be and hereby are excluded from the Property to be conveyed and/or transferred hereunder:
        (a)    Insurance Policies and Proceeds. Seller’s interest under any and all insurance policies held by or on behalf of Seller, and proceeds payable thereunder, except as may be expressly set forth in Section 7.2 below.
        (b)    Management Software. Seller’s management software program; provided, however, that Seller shall provide to Purchaser on or before the Closing Date a download of the information set forth in Exhibit “BB”, to the extent contained within such software program, and an executed and completed copy of the form attached hereto as Exhibit “BB” for each Property or such other forms required by Entrata to complete inter-customer data migration.
, provided that financial information regarding the ownership, operation, management and maintenance of the Property, including the Rent Roll (as hereinafter defined), shall be included in the Property.
        (c)    Utility Deposits. All utility and other similar deposits of Seller relating to the Property, but not including the Deposits.
        (d)    Rebates. All rebates, credits, refunds and/or reimbursements that at any time on or prior to the Closing Date are paid or payable in respect of the ownership and/or operation of the Property, provided that any rebates, credits, refunds and/or reimbursements received as a result of any Contracts, agreements or arrangements entered into after the Effective Date shall be included in the Property.
2.
PURCHASE PRICE
2.1    Purchase Price. (a) The purchase price (the “Purchase Price”) for the Property shall be [FOUR HUNDRED SEVENTY EIGHT MILLION SEVEN HUNDRED TWENTY ONE THOUSAND EIGHT HUNDRED FIFTY AND 00/100 DOLLARS ($478,721,850.00)]. The allocated Purchase Price for each

Property (the “Allocated Purchase Price”) as determined by Purchaser is set forth on Exhibit “N” attached hereto. For clarification, the Allocated Purchase Price shall be an allocation of the Purchase Price for each Property and not an allocation of the Purchase Price for each Property to the various components of such Property (for instance, the allocation between Land, Improvements and the Tangible Personal Property associated with such Property). The parties shall use good faith efforts to agree upon an allocation of the Allocated Purchase Price for each Property between the Land, the Improvements and the Tangible Personal Property for such Property prior to the Closing Date; provided, however, that that allocations amongst the Land, the Improvements and the Tangible Personal Property for each Property shall not be a condition to Closing, and if the parties fail to agree upon such allocations then each party may separately determine such allocations.
    (b)    A portion of the Allocated Purchase Price for the Tempe Property, the Orlando Property and the Kennesaw Property (each a “Loan Assumption Property”) shall be paid, respectively, by Purchaser’s assumption of the Tempe Loan (as hereinafter defined) (the “Tempe Loan Assumption”), Purchaser’s assumption of the Orlando Loan (as hereinafter defined) (the “Orlando Loan Assumption”), and Purchaser’s assumption of the Kennesaw Loan (as hereinafter defined) (the “Kennesaw Loan Assumption”; and, together with the Tempe Loan Assumption and the Orlando Loan Assumption, collectively, the “Loan Assumptions”), in each case in an amount equal to the outstanding principal balance of the applicable assumed Loan (as hereinafter defined) (the “Loan Balance”), which Loan Balance shall be determined by Federal Home Loan Mortgage Corporation (together with its successors and assigns, “Freddie”) with respect to the Tempe Loan and the Kennesaw Loan, and by Fannie Mae (“Fannie Mae”; and, together with Freddie, collectively, “Lender”), with respect to the Orlando Loan, on or before the Loan Assumption Approval Deadline (as hereinafter defined). Purchaser shall, in accordance with this Section 2.1, use commercially reasonable efforts to (and, as between Purchaser and Seller, shall be primarily responsible to) cause Lender to provide Lender’s written consent to the assumption of each Loan by Purchaser under the terms and conditions expressed in the documents evidencing and securing such Loan as of the Effective Date (the “Loan Documents”), which terms and conditions must be satisfactory to Purchaser in all respects (such written consent of Lender and agreement by Purchaser and each Lender as to the forms of the loan assumption documents, with respect to each of the Loan Assumptions, a “Loan Assumption Approval”); provided, however, that Seller shall take any and all actions as reasonably requested by Purchaser and as required under the applicable Loan Documents or otherwise as requested by the respective Lender or servicer of each Loan to initiate, commence or process the Loan Assumptions, and shall submit formal requests for the Tempe Loan Assumption, the Orlando Loan Assumption and the Kennesaw Loan Assumption (each such request, a “Loan Assumption Request”) to the applicable Lender (such formal request being in the form of an electronic mail message) no later than the business day immediately following the expiration of the Inspection Period, unless Purchaser has previously terminated this Agreement under the terms of Section 4.1.1 hereof, and Seller shall provide to Purchaser a copy of each Loan Assumption Request on the date of such submission. Provided that Seller has timely submitted each Loan Assumption Request and has provided Purchaser with all information, to the extent in Seller’s possession and control, required by Purchaser to submit a complete application package to Lender, Purchaser shall submit a complete application package to Lender for each Loan Assumption not later than ten (10) business days after the date Seller timely submits each Loan Assumption Request (the date Purchaser submits such application package to Lender for each Loan Assumption is hereby referred to, with respect to such Loan Assumption, as the “Submission Date”). Seller shall cooperate with Purchaser in connection with providing the necessary information, materials and reports as required by Lender or the servicer of each Loan in connection with submission of the application package and in connection with Purchaser’s efforts to obtain each Loan Assumption Approval. Subject to Seller’s satisfaction of its material obligations as set forth in this Section 2.1, Purchaser shall diligently, continuously and in good faith pursue each Loan Assumption Approval and shall use commercially reasonable efforts in taking such actions as reasonably required by each Lender in connection with the Loan Assumptions. Purchaser shall provide Seller with copies of its material written correspondence in respect of the Loan Assumptions with the representatives of each Lender and the application packages therefor (redacting or omitting any confidential or proprietary information pertaining to Purchaser and/or its principals or affiliates) and shall keep Seller reasonably informed as to Purchaser’s progress in satisfying any conditions to the Loan Assumptions. Seller shall provide to Purchaser copies of any correspondence received from Lender or the servicer of each Loan related to the Loan Assumptions and the Loan Assumption Approval.
    (c)    Each party to this Agreement shall cooperate with the other, as reasonably requested by such party, to obtain each Loan Assumption Approval. Purchaser shall pay any and all of the fees, charges or costs in connection with the Loan Assumptions, including, without limitation, the assumption or transfer fees to be paid to Lender at Closing and any of Purchaser’s attorneys’ or administrative fees; provided however, in no event will Purchaser be responsible for any attorneys’ fees or overhead costs incurred by Seller in connection with the Loan Assumptions or any Loan Assumption Approval. Purchaser recognizes that such fees and expenses paid by Purchaser will not be subject to reimbursement by Seller except pursuant to the expense reimbursement provisions of this Agreement, including, without limitation, Section 8.1. Purchaser, at Purchaser’s sole expense, shall use commercially reasonable efforts to obtain and cause the Title Company to deliver to the Lender any endorsement to the Lender’s title insurance policy or a new title insurance policy, all in such form as the Lender may reasonably require. If Lender does not provide all Loan Assumption Approvals on or before 5:00 p.m. in Atlanta, Georgia on the date that is forty five (45) days after the expiration of the Inspection Period (the “Loan Assumption Approval Deadline”, with the period of time commencing on the Submission Date and ending on the Loan Assumption Approval Deadline being referred to as the “Loan Assumption Approval Period”), then (i) if Purchaser is actively and in good faith pursuing the Loan Assumption Approvals, Purchaser shall have the right to extend the Loan Assumption Approval Deadline until 5:00 p.m. in Atlanta, Georgia up to the date that is ninety (90) days after the expiration of the Inspection Period by delivering written notice of such extension to Seller prior to the initial Loan Assumption Approval Deadline (and the Loan Assumption Approval Period shall be extended accordingly upon such extension of the Loan Assumption Approval Deadline), or (ii) Purchaser may terminate this Agreement with respect to the agreement of Seller to sell and the agreement of Purchaser to purchase any Loan Assumption Property for which Loan Assumption Approval has not been obtained, in which event a percentage of the Earnest Money equal to the quotient (expressed as a percentage) of the Allocated Purchase Price of such terminated Loan Assumption Property divided by the total Purchase Price, shall be promptly refunded to Purchaser and the parties hereto shall be relieved of all further obligations hereunder with respect to such Loan Assumption Property, except for those obligations which expressly survive termination of this Agreement, and the Purchase Price shall be reduced by the Allocated Purchase Price for such Loan Assumption Property set forth on Exhibit “N” attached hereto on the Effective Date. In the event that Purchaser extends the Loan Assumption Approval Deadline in accordance with this Section 2.1(c) and does not receive the Loan Assumption Approval by the end of the extended Loan Assumption Approval Period, this Agreement shall terminate with respect to the agreement of Seller to sell and the agreement of Purchaser to purchase any Loan Assumption Property for which Loan Assumption Approval has not been obtained, in which event a percentage of the Earnest Money equal to the quotient (expressed as a percentage) of the Allocated Purchase Price of such terminated Loan Assumption Property divided by the total Purchase Price shall be promptly disbursed to Purchaser and the parties hereto shall be relieved of all further obligations hereunder with respect to such Loan Assumption Property, except for those obligations which expressly survive termination of this Agreement, and the Purchase Price shall be reduced by the Allocated Purchase Price for such Loan Assumption Property set forth on Exhibit “N” attached hereto on the Effective Date. If two or more Loan Assumption Approvals have not been obtained, Seller may terminate the Agreement in its entirety, the Earnest Money shall be returned to Purchaser, Seller shall reimburse Purchaser for all actually incurred Pursuit Costs (as hereinafter defined) in an amount not to exceed $2,000,000 and Purchaser and Seller shall have no further rights or obligations under this Agreement except for the Surviving Obligations. Notwithstanding any provision to the contrary in this Agreement, the Loan Assumptions and the agreements, instruments and documents evidencing the same (i) shall in all events be satisfactory to Seller (to the extent Seller is a party to such agreement, instrument or document) and Purchaser in their reasonable opinion (subject to the conditions set forth in this sentence), (ii) may contain modifications to the Loan Documents reasonably required by the Purchaser, including but not limited to revisions required to reflect the structure of Purchaser and its constituent entities, including standard transfer provisions related thereto, but Purchaser may not propose modifications to material economic terms of the Loan, (iii) shall provide for the consent, approval and agreement of Lender to the conveyance of the applicable Loan Assumption Property by Seller to Purchaser and the release of Seller from all obligations under the Loan and the Loan Documents first arising and accruing on and after the Closing Date, except for those obligations set forth in the Loan Documents which expressly survive the payoff or assignment of the Loan by Seller; provided, for the avoidance of doubt, that Lender shall not be required to release Seller or any guarantor from any liability arising or accruing prior to the Closing Date, (iv) shall include a representation by the applicable Seller that, to Seller’s knowledge, no default or event of default exists on the part of any borrower or guarantor under the Loan Documents and (v) shall provide the outstanding principal balance under the Loan and the amount of all reserves under the Loan. For all purposes hereunder, the “Loan” shall mean, individually or collectively, as the context requires: (i) that certain Freddie Mac Loan Number 502997400 to Tempe Seller in the original principal amount of $36,243,000.00 (the “Tempe Loan”), as evidenced by that certain Multifamily Note dated as of October 31, 2018, in the original principal amount of $36,243,000.00, made by Tempe Seller to the order of KeyBank National Association (“Original Tempe Lender”), as assigned by Original Tempe Lender to Lender, and secured by that certain Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated October 31, 2018, executed by Tempe Seller in favor of Original Tempe Lender; (ii) that certain loan to Orlando Student Housing DST, a Delaware statutory trust (“Original Borrower”) in the original principal amount of $47,125,000.00 (the “Orlando Loan”), as evidenced by that certain Multifamily Note dated as of August 13, 2015, in the original principal amount of $47,125,000.00, made by Original Borrower to the order of PNC Bank, National Association (“Original Orlando Lender”), as assigned by Original Orlando Lender to Fannie Mae, and secured by that certain Consolidated, Amended and Restated Multifamily Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of August 13, 2015, executed by Original Borrower in favor of Original Orlando Lender, all as assigned to and assumed by Orlando Seller pursuant to that certain Assumption and Release Agreement dated as of May 31, 2018 by and among Original Borrower, Orlando Seller and Fannie Mae, and (iii) that certain Freddie Mac Loan Number 933006888 to Kennesaw Seller in the original principal amount of $47,000,000.00 (the “Kennesaw Loan”), as evidenced by that certain Multifamily Note dated as of October 27, 2017, in the original principal amount of $47,000,000.00, made by Kennesaw Seller to the order of Prudential Affordable Mortgage Company, LLC (“Original Kennesaw Lender”), as assigned by Original Kennesaw Lender to Lender, and secured by that certain Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement dated October 26, 2017, executed by Tempe Seller in favor of Original Kennesaw Lender. The parties acknowledge that a Loan Assumption Approval may or may not be granted by Lender with respect to any combination of the Tempe Loan, the Orlando Loan and the Kennesaw Loan, and therefore agree that the above provisions regarding the Loan Assumption Approval shall be applied independently to the obligations of the parties hereunder with respect to the Tempe Property, the Orlando Property and the Kennesaw Property.
(d)    The balance of the Purchase Price, after giving credit to Purchaser for the Loan Balance and giving credit to Seller for the amounts of all reserves held pursuant to the terms of the Loan, that are not returned by Lender to Seller at Closing with respect to the Allocated Purchase Price for the Tempe Property and the Kennesaw Property, and after calculating the adjustments and prorations as set forth in this Agreement and crediting the Earnest Money paid hereunder, shall be paid by Purchaser to Seller at the Closing (as defined in Section 6.1 below) by wire transfer of immediately available funds to the Escrow Agent (as hereinafter defined) on the Closing Date (as hereinafter defined) in accordance with wire transfer instructions to be provided by the Escrow Agent. Seller hereby confirms that no reserves are held pursuant to the terms of the Orlando Loan.
3.
EARNEST MONEY
3.1    Earnest Money. Purchaser shall deliver to First American Title Insurance Company (“Escrow Agent” and Title Company”), as such Escrow Agent or Title Company may be replaced pursuant to the definition of Blocking Event contained herein, no later than two (2) business days after the Effective Date, an earnest money deposit (the “Earnest Money”) in the amount of TEN MILLION AND 00/100 DOLLARS ($10,000,000.00). After the expiration of the Inspection Period, the Earnest Money shall be non-refundable in all events except as set forth herein, including, without limitation, the failure to satisfy the Financing Contingency pursuant to Section 9.22 hereof. In the event the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing.
3.2    Escrow Agent Provisions. The Escrow Agent joins in the execution of this Agreement solely for acknowledging and agreeing to the provisions of this Section 3.2. The duties of the Escrow Agent shall be as follows:

    (a)    During the term of this Agreement and upon any termination hereof in accordance with this Agreement, the Escrow Agent the Escrow Agent shall hold and disburse the Earnest Money in accordance with the terms and provisions of this Agreement.

        (b)    The Earnest Money shall at all times be refundable to Purchaser unless and until Purchaser delivers an Approval Notice to Seller pursuant to Section 4.1.1 hereof. Following Purchaser’s delivery of an Approval Notice, the Earnest Money shall not be refundable to Purchaser, except as provided in this Agreement. The Escrow Agent shall otherwise pay the Earnest Money in accordance with the joint written instructions of Seller and Purchaser in any of the following events: (i) if this Agreement is not terminated by one of the parties as permitted hereunder but is terminated by the mutual written agreement of Seller and Purchaser, or (ii) if the Escrow Agent shall be unable to determine at any time to whom the Earnest Money should be paid, or (iii) if a dispute shall develop between Seller and Purchaser concerning to whom the Earnest Money should be paid. If such written instructions shall not be received by the Escrow Agent within ten (l0) days after the Escrow Agent has served a written request for instructions upon Seller and Purchaser, then the Escrow Agent shall have the right to pay the Earnest Money into any court of competent jurisdiction and interplead Seller and Purchaser in respect thereof, and thereupon the Escrow Agent shall be discharged of any further obligations relating to this Agreement.
        (c)    If costs or expenses are incurred by the Escrow Agent in its capacity as Escrow Agent because of litigation or a dispute between the Seller and Purchaser arising out of the holding of the Earnest Money in escrow, Seller and Purchaser shall each pay the Escrow Agent one-half of such reasonable out-of-pocket costs and expenses. Except for such out-of-pocket costs or expenses, no fee or charge shall be due or payable to the Escrow Agent for its services as escrow holder only.

        (d)    By joining herein, the Escrow Agent undertakes only to perform the duties and obligations imposed upon the Escrow Agent under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon the Seller and the Purchaser hereunder.

        (e)    Purchaser and Seller hereby agree and acknowledge that the Escrow Agent assumes no liability in connection herewith except for gross negligence or willful misconduct; that the Escrow Agent shall never be responsible in its capacity as Escrow Agent for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that in the event of any dispute under this Agreement, the Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it in good faith in accordance with the opinion of its counsel.

        (f)    All investments by the Escrow Agent will be made in the regular course of business. To be entitled to same day investment (assuming good funds are provided), the Earnest Money must be received by noon; otherwise, such funds will be deemed deposited on the next business day. All investments shall be subject to the rules, regulations, policies and procedures of the bank depository in which such monies are deposited.

        (g)    The Earnest Money may be processed for collection in the normal course of business by the Escrow Agent, which may commingle funds received by it with escrow funds of others in its regular escrow account held at the bank depository in which the Escrow Agent maintains its regular escrow account (the “Depository”). The Escrow Agent shall not be accountable for any incidental benefit which may be attributable to the funds so deposited. The Escrow Agent shall not be liable for any loss caused by the failure, suspension, bankruptcy or dissolution of the Depository. Seller and Purchaser acknowledge that they are aware that the Federal Deposit Insurance Corporation’s coverages apply to a maximum amount of $250,000.00 per depositor.

        (h)    Escrow Agent shall not be liable for loss or damage resulting from:

            (i)    any good faith act or forbearance of the Escrow Agent;

            (ii)    any default, error, action or omission of any party, other than the Escrow Agent’s gross negligence or willful misconduct;

            (iii)    the expiration of any time limit or other delay which is not solely caused by Escrow Agent’s gross negligence or willful misconduct, and in no event where such time limit is not disclosed in writing to the Escrow
Agen;

            (iv)    the lack of authenticity of any writing delivered to the Escrow
Agent or of any signature thereto, or the lack of authority of the signatory to sign such writing;

            (v)    Escrow Agent’s compliance with all attachments, writs,
orders, judgments, or other legal process issued out of any
court;

            (vi)    Escrow Agent’s assertion or failure to assert any cause of action or defense in any judicial or administrative proceedings;
or;

            (vii)    any loss or damage which arises after the Earnest Money has
been disbursed in accordance with the terms of this Agreem                        .

        (i)    Escrow Agent shall be fully indemnified by the parties hereto for all the Escrow Agent’s expenses, costs, and reasonable out-of-pocket attorney’s fees actually incurred relating to any interpleader action which the Escrow Agent may file to resolve any dispute as to the Earnest Money, or which may be filed against the Escrow Agent.

        (j)    If the Escrow Agent is made a party to any judicial, non-judicial or administrative action, hearing or process based on acts of any of the other parties hereto and not on the malfeasance and/or gross negligence of the Escrow Agent in performing its duties hereunder, the party/parties whose alleged acts are held or found to be the cause of such proceedings shall indemnify, save and hold the Escrow Agent harmless from said expenses, costs and reasonable attorneys’ fees so incurred.

3.3    Independent Consideration. Notwithstanding anything to the contrary in this Agreement, in the event any provision hereof allows for the return of the Earnest Money to Purchaser, such amount shall be returned to Purchaser less One Hundred and No/100 Dollars ($100.00), which shall be paid to Seller as independent consideration for entering into this Agreement and shall not be refundable in all events. In addition, Seller acknowledges that Purchaser, in evaluating the Property and performing its due diligence investigation of the Property, will devote internal resources and incur expenses, and that such efforts and expenses of Purchaser also constitute good, valuable and sufficient consideration for this Agreement.

4.
CONDITIONS TO CLOSING
4.1    Inspection Period; Contracts; Title; Survey.
4.1.1 Inspection Period. During the period commencing on the Effective Date and expiring at 5:00 p.m. (in Atlanta, Georgia) on July 31, 2020 (the “Inspection Period”), Purchaser shall have the right to terminate this Agreement, for any or no reason, by written notice to Seller (a “Termination Notice”) delivered before expiration of the Inspection Period or in the event Purchaser fails to deliver written notice to Seller electing to proceed with the transaction contemplated in this Agreement (an “Approval Notice”) on or prior to the expiration of the Inspection Period, which Approval Notice may be sent via e-mail. Upon delivery of a Termination Notice to Seller or the failure by Purchaser to deliver an Approval Notice to Seller prior to the expiration of the Inspection Period, this Agreement shall terminate, whereupon the Earnest Money shall be returned to Purchaser without any further action from Seller and this Agreement shall be of no further force or effect with Purchaser and Seller having no further rights, obligation or liability hereunder except for such obligations hereunder which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”). In the event Purchaser delivers an Approval Notice on or before the expiration of the Inspection Period, then the transaction contemplated by this Agreement shall proceed and the Earnest Money shall be non-refundable in all events except as expressly set forth herein, including, without limitation in the event of Seller’s default, the failure of any closing conditions set forth herein or the failure of the Financing Contingency to be satisfied pursuant to Section 9.20 hereof.
4.1.2 Contracts. Attached hereto as Exhibit “J” and incorporated herein is a list of all service contracts, equipment leases and maintenance contracts currently affecting the Property (collectively, the “Contracts”). Purchaser agrees to assume all of the Contracts at Closing which are not Rejected Contracts (as hereinafter defined), and Purchaser shall notify Seller in writing prior to the expiration of the Inspection Period in the event Purchaser desires to have any of the Contracts canceled by Seller at Closing (the “Rejected Contracts”). Seller hereby agrees to send cancellation notices with respect to the Rejected Contracts not later than Closing so long as the Rejected Contracts, by their terms, are terminable upon thirty (30) days or less notice without payment of a fee or penalty; failing which, Purchaser shall be obligated to assume such Rejected Contracts at Closing.

4.1.3 Title Commitment.
(a) Seller shall convey good and marketable indefeasible fee simple title to the Property to Purchaser at Closing, subject only to the Permitted Encumbrances (as defined below). During the Inspection Period, Purchaser shall request and obtain from Title Company a commitment for an ALTA extended Owner's Policy of Title Insurance issued by Title Company for each Property (each, a “Title Commitment” and collectively the “Title Commitments”), insuring good and marketable indefeasible fee simple title to the Land, together with copies of all exceptions listed therein. Purchaser shall have until 5:00 pm ET on August 3, 2020 to deliver to Seller written notice of Purchaser’s objections to title and zoning (the “Title Objection Letter”). Prior to, or concurrently with, notifying Seller of any objections to title, Purchaser shall endeavor in good faith to cause the Title Company to modify and update the Title Commitment to reflect its requested corrections and revisions. Seller shall have the right, but not the obligation, to Remove Purchaser’s objections to title; subject, however, to Seller’s obligation to Remove all Required Clearance Exceptions (as hereinafter defined) by Closing, whether or not Purchaser objects thereto. Seller shall notify Purchaser in writing on or before 5:00 pm ET on August 5, 2020 concerning which title or zoning objections, if any, Seller has agreed to cure (the “Seller Title Election Deadline”). Seller’s failure on or before the Seller Election Deadline to notify Purchaser of which objections it elects to Remove shall be deemed to be an election by Seller to cure none of Purchaser’s objections, subject to Seller’s mandatory obligation to remove all Required Clearance Exceptions. In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s satisfaction (or does not respond to the Title Objection Letter by the Seller Title Election Deadline), then Purchaser shall have until 5:00 pm ET on August 7, 2020 to either (i) waive any such title or zoning objection in writing and proceed to Closing (in which event such waived title or zoning objection shall be deemed to be Permitted Encumbrance), or (ii) terminate this Agreement, in which event the Earnest Money shall be promptly returned to Purchaser upon written notice to Seller and Escrow Agent, and neither party shall have any further obligation hereunder except for the Surviving Obligations. The term “Permitted Encumbrances” as used herein includes: (i) all exceptions and other title matters shown on the Title Commitment (as the same may be revised by the Title Company pursuant to the process set forth in this Section 4.1.3(a) above and pursuant to any subsequent updates thereof pursuant to Section 4.1.3(b) below, but expressly excluding any title matters that Seller is obligated to remove pursuant to the provisions of this Agreement or that Seller agrees to remove as part of the process described in this Section 4.1.3(a); (ii) the rights and interests of parties claiming under the Leases, as tenants only; and (iii) liens to secure taxes and assessments not yet due and payable; provided that Permitted Encumbrances shall not include any Required Clearance Exceptions or other matters that Seller has either agreed to Remove or is obligated to Remove as provided in this Section 4.1.3(a).
(b)    In the event that any update to the Title Commitment indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitment and that are unacceptable to Purchaser, in its sole discretion, Purchaser shall within three (3) business days after receipt of any such update to the Title Commitment notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by Removing any Required Clearance Exceptions. For purposes of this Agreement, “Required Clearance Exceptions” means (i) any Unacceptable Encumbrances that arise as a result of Seller’s intentional acts or omissions, (ii) any mortgages, deeds of trust or deeds to secure debt that appear on the Title Commitment, other than any such documents related to the Loan Assumptions (the “Mortgages”), (iii) all mechanics, judgment, tax and other monetary liens and encumbrances of liquidated amounts (excluding, however, current, non-delinquent taxes and assessments) affecting the Property which were voluntarily or involuntarily caused or created by, through or under Seller or its affiliates, agents, employees contractors or representatives (collectively, the “Monetary Liens”), (iv) liens or encumbrances other than Mortgages and Monetary Liens created by Seller or its agents or affiliates after the date of this Agreement in violation of the terms of this Agreement, (v) any existing purchase rights granted or caused by acts of Seller or its affiliates, agents, employees contractors or representatives and (vi) any exception to title that Seller has agreed in writing to Remove pursuant to the terms of this Agreement. For purposes of this Agreement, “Remove” shall mean that Seller causes such exception or matter to be discharged, terminated and extinguished in full and removed from title in a manner satisfactory to the Purchaser and the Title Company, and deliver to Purchaser at Closing instruments in recordable form and sufficient to cause such Title Objections to be released of record, together with the cost of recording or filing such instruments. In the event Seller is unable, unwilling or for any reason fails to Remove all of the Unacceptable Encumbrances to the satisfaction of Purchaser (other than the Required Clearance Exceptions required to be Removed by Seller), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the latest to occur of (x) the Closing Date, (y) three (3) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (z) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto; provided, however, the Closing Date shall be extended to allow for the running of the time periods described in the aforesaid clauses (y) and (z). Upon a termination of this Agreement pursuant to the immediately preceding sentence, upon prior written notice to Seller and Escrow Agent, the Earnest Money shall be promptly returned to Purchaser, and neither party shall have any further obligation hereunder except for the Surviving Obligations.
(c)    Notwithstanding the foregoing, the Charlotte Seller and the Waco Seller shall have the right after the Effective Date to encumber the Charlotte Property and the Waco Property, respectively, with deeds of trust securing interim financing on the Charlotte Property and the Waco Property, respectively (collectively, the “Additional Mortgages”), provided that the total amount of the (i) maximum amount of indebtedness under each Additional Mortgage to Seller and (ii) outstanding balance of the indebtedness, if any, encumbering the Charlotte Property or the Waco Property, as applicable, on the Effective Date shall not exceed the Allocated Purchase Price for the Property securing such Additional Mortgage. The Additional Mortgages shall be deemed to be Required Clearance Exceptions and shall be Removed by the Charlotte Seller and the Waco Seller prior to or on the Closing Date, and in the event any such Additional Mortgages are not Removed on or prior to the Closing Date, Purchaser shall have the right to apply and receive a credit for such portion of the Purchase Price as necessary to repay in full such outstanding Additional Mortgages on the Closing Date.
4.1.4    Survey. During the Inspection Period, Purchaser, at its sole expense, may elect to obtain a current ALTA/NSPS Land Title Survey of the Property or an update of any existing survey delivered by Seller to Purchaser (the “Survey”). Purchaser shall have until 5:00 pm ET on August 3, 2020 to deliver to Seller written notice of Purchaser’s objections to the Survey (the “Survey Comment Letter”). Seller shall have the right, but not the obligation, to address Purchaser’s objections to the Survey. Seller shall notify Purchaser in writing on or before 5:00 pm ET on August 5, 2020 concerning which objections to the Survey, if any, Seller has agreed to cure (the “Seller Survey Election Deadline”). Seller’s failure on or before the Seller Survey Election Deadline to notify Purchaser of which objections it elects to cure shall be deemed to be an election by Seller to cure none of Purchaser’s objections. In the event that Seller does not undertake to address all of the comments in the Survey Comment Letter to Purchaser’s reasonable satisfaction (or does not timely respond to the Survey Comment Letter by the Seller Survey Election Deadline), then Purchaser shall have until 5:00 pm ET on August 7, 2020 to either (i) waive any such Survey objection in writing and proceed to Closing (in which event such waived Survey objection shall be deemed to be a Permitted Encumbrance), or (ii) terminate this Agreement, in which event the Earnest Money shall be promptly returned to Purchaser upon written notice to Seller and Escrow Agent, and neither party shall have any further obligation hereunder except for the Surviving Obligations.

4.2    Inspection.
(a)    On or before Closing or the earlier termination of this Agreement, Purchaser, at its sole risk and expense, and its engineers, architects, employees, contractors, consultants, and agents (collectively, the “Purchaser Parties”) may conduct such tests and inspections of the Property as Purchaser deems appropriate at reasonable times during regular business hours (“Purchaser’s Inspections”); provided, however, Purchaser must obtain Seller’s prior written approval, which may be granted or withheld in Seller’s sole discretion, of the scope and method of any environmental testing or inspections (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such tests or inspections. All such tests and inspections shall be conducted in accordance with applicable laws, including without limitation, laws relating to worker safety and the proper disposal of discarded materials. Purchaser, at Purchaser’s sole expense, shall repair any physical damage to the extent resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall and hereby agrees to indemnify, defend and hold the Seller Parties (as defined below) harmless from and against all Claims (as defined below) for all Indemnified Claims (as defined below) which may be asserted or recovered against any of the Seller Parties arising by reason of the tests, studies, inspections and investigations performed hereunder by Purchaser, which obligation of indemnification shall survive the Closing or any expiration or termination of this Agreement until the earlier of (i) the applicable jurisdiction’s statute of limitations and (ii) ten (10) years, however caused. As used herein, “Seller Parties” shall mean collectively, Seller, each and all of its officers, directors, employees, shareholders, partners, affiliates, subsidiaries, principals, parents, trustees, joint venturers, related parties and entities, contractors and agents (including its property manager), each and all of the predecessors, legal representatives, heirs, successors and assigns of any of the foregoing and their respective subsidiaries, parents, affiliates, joint venturers, directors, officers, members, principals, investors, shareholders, trustees, designees, lenders, beneficiaries, employees, agents, brokers, property managers, asset managers, representatives, predecessors, successors, assigns, contractors, subcontractors, fiduciaries, insurers, heirs, estates, servants, other related parties and persons, past and present. As used herein, “Claims” shall mean any and all actual losses or damages (including, without limitation, reasonable and actual out-of-pocket attorneys’ fees and other reasonable and actual professional fees of attorneys and professionals selected by the Seller Parties, but excluding any punitive, special, speculative or consequential damages except to the extent awarded in connection with third party claims against such Seller Parties) actually incurred by Seller, whether in connection with any investigation, non-judicial, quasi-judicial, judicial, mediative, arbitrative, or administrative actions or proceedings or otherwise (including pretrial, trial, appellate, administrative, bankruptcy or insolvency proceedings) or in settlement or in any other proceeding and whether or not suit was filed thereon. As used herein, “Indemnified Claims” shall mean collectively, (i) liens, personal injury, death or property damage caused in any way by Purchaser’s Inspections, whether by Purchaser or any of the Purchaser Parties; and (ii) any Hazardous Materials (as hereinafter defined) introduced on the Property by Purchaser or any of the Purchaser Parties in connection with Purchaser’s Inspections; provided, however, in no event shall Indemnified Claims include any Claims incurred by Seller or Seller Parties and caused by (xx) Seller or Seller Parties’ gross negligence or willful misconduct, or (yy) the condition of the Property prior to Purchaser’s inspection thereof except to the extent any pre-existing condition is exacerbated by Purchaser or its employees, agents, contractors or representatives. Purchaser shall not permit any liens to attach to the Property by reason of Purchaser’s Inspections. In the event that Purchaser fails, within ten (10) business days following the imposition of any such lien and Purchaser’s notice of same, to cause the same to be released of record or provide a bond to satisfactorily address such lien, Seller shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien, and all such sums paid and expenses actually incurred by Seller, including, without limitation, reasonable and actual out-of-pocket attorneys’ fees and expenses, shall be payable to Seller by Purchaser within five (5) business days after Seller’s demand and delivery of evidence of Seller’s payment of such sums.
(b)    Purchaser and any Purchaser Parties entering the Property shall maintain (i) commercial general liability insurance (occurrence form) with limits of not less than $1,000,000 for each occurrence and $2,000,000 general aggregate; (ii) worker’s compensation and employer’s liability insurance with limits of not less than $1,000,000; and (iii) commercial automobile liability coverage having a combined single limit of $1,000,000 for each accident. Prior to commencing any inspections, Purchaser shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as additional insureds. All referenced policies shall be endorsed to provide a waiver of subrogation with respect to Seller and all other entities to be named as additional insureds as set forth hereinabove. All insurance carriers must be authorized to do business in the State in which the Property is located and have a minimum A.M. Best rating of A- VII or, if not rated by A.M. Best, have an equivalent rating by Moody’s, Fitch, or Standard & Poor’s.
(c)    Purchaser shall provide Seller with not less than one (1) business days’ advance notice regarding any such entry (except for entries regarding the inspection of individual tenant’s units within an individual Property, which shall require two (2) business days’ advance notice), which notice may be given via email to Seller at the email address included in Seller’s notice address in Section 9.1 herein. At Seller’s option, Seller or its designated representative shall have the reasonable opportunity, but are not required, to be present during Purchaser’s access to an individual Property. The Purchaser Parties shall not contact any tenant without Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed and which consent may be given by e-mail), and Seller or its designated representative shall have the right to be present (whether telephonically or in person) during any conversations between the Purchaser Parties and any tenant.
(d)    Except in connection with (i) the preparation of a Phase I environmental site assessment with respect to the Property, or (ii) obtaining a customary zoning compliance letter from applicable governmental authorities with respect to the Property (provided that the same may be obtained without an inspection of the Property by any governmental authority), or (iii) ascertaining the existing development rights or entitlements with respect to the Property, the Purchaser Parties shall not contact any governmental official or representative regarding the Property without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, if Seller consents to any such governmental contact, Seller shall be entitled to receive at least three (3) business days’ prior written notice of the intended contact and to have the reasonable opportunity to have a representative present (whether telephonically or in person) when any of the Purchaser Parties has any such contact with any governmental official or representative.
4.3    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:
(a)    Purchaser has all of the requisite right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement;
(b)    Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of Purchaser’s assets is bound;
(c)    None of the following have occurred with respect to Purchaser, and if Purchaser is a partnership, to any general partners of Purchaser:  (i) the commencement of a case under Title 11 of the United States Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (vi) a dissolution or liquidation, death or incapacity;
(d)    To Purchaser’s Knowledge (as hereinafter defined), neither Purchaser nor any of its constituents or affiliates have engaged in any dealings or transactions, directly or indirectly: (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, The United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time ("Anti-Terrorism Order") or on behalf of terrorist or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Purchaser nor any of its constituents or affiliates (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department's Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in section 1 of the Anti-Terrorism Order, and neither Purchaser nor any of its constituents or affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person; and
(e)    Purchaser represents, warrants and covenants that it is not using the assets of any (i) “employee benefit plan” (within the meaning of Section 3(3) of  the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) “plan” (within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) or (iii) entity whose underlying assets include “plan assets” by reason of a plan’s investment in such entity, to fund its purchase of the Property under this Agreement.
For purposes of this Agreement, “Purchaser’s Representative” means Ty Newell, which Purchaser’s Representative shall have no personal liability for any breach of a representation or warranty set forth in this Agreement. As used in this Agreement, the phrase “to Purchaser’s Knowledge” or phrases of similar import shall mean the actual, not constructive or imputed knowledge of Purchaser’s Representative, without any obligation of their part to make any independent investigation of the matters being represented and warranted.
4.4    Seller’s Representations and Warranties. (a) Seller represents and warrants to Purchaser as follows (made as of the date hereof and as of the Closing Date):
(i)    Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization and, as applicable, the state in which the Property is located, and is and will be current on all required tax and franchise filings and payments in its state of formation and each state in which it operates. Seller has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Seller under this Agreement, and neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound;
(ii)    This Agreement and all documents contemplated hereunder to be executed by Seller as of the date hereof, have been (or, in the case of documents to be executed at Closing, as of the Closing will be) duly authorized by all requisite limited liability company action on the part of Seller and are the valid and legally binding obligations of Seller. Neither the execution and delivery of this Agreement and all documents contemplated hereunder as of the date hereof to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder, will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller bound;
(iii)    There is no existing or to Seller’s actual knowledge, pending litigation affecting the Property other than routine dispossessory proceedings with respect to tenants in default under Leases, except for those matters set forth on Exhibit “O” attached hereto and made a part hereof, and there is no existing or pending litigation affecting Seller which would reasonably be expected to affect Seller’s obligations or Seller’s ability to perform its obligations under this Agreement;

(iv)     Seller has not received any written notice, and has no actual knowledge, of any violation of any applicable federal, state or local laws, ordinances, orders, regulations or guidelines or any other governmental requirements concerning any of the Property or claim from any counterparty to any covenant or restrictions encumbering any Property of any alleged or actual violation or breach thereof, in each case which has not been fully remedied or dismissed prior to the Effective Date;
(v)     Seller is solvent and no bankruptcy, insolvency, rearrangement or similar action involving the Seller, whether voluntary or involuntary, is pending or, to Seller’s actual knowledge, threatened, and Seller has never filed a voluntary petition in bankruptcy; been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws; sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties, the Property, personal property or any portion thereof, or made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due;
(vi)    Seller has not received, with respect to the Property, written notice from any governmental authority regarding any change to the zoning classification of the Land, any condemnation or other governmental taking proceedings or proceedings to widen or realign any street or highway adjacent to the Land or that otherwise affects the Land or the Improvements. There is no pending or, to Seller’s actual knowledge, threatened condemnation, expropriation, eminent domain, zoning or similar proceedings or litigation affecting all or any portion of the Property;
(vii)    Seller owns good and marketable title to the Tangible Personal Property, free and clear of all liens, security interests or other encumbrances;
(viii)    Seller has not received any written notice from any governmental authority that the Property is in violation of any federal, state, or local laws, ordinances or regulations applicable to the Property with respect to Hazardous Materials (as hereinafter defined) or toxic substances or that there exists any releases of Hazardous Substances in violation of Environmental Law or any corrective or remedial action for, or cleanup of the Property. Except for the foregoing, Seller makes no representations or warranties as to whether the Property contains asbestos, radon or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any. Further, to the extent that Seller has provided Purchaser information from any inspection, engineering or environmental reports concerning asbestos, radon or any hazardous materials or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports;
(ix)    Seller has not received any written notice from any applicable governmental authorities revoking the certificate(s) of occupancy issued for the Improvements;
(x)    There are no existing, or to Seller’s actual knowledge, pending or threatened special assessments, liens or similar charges against Seller and/or the Property arising out of the construction of the Property and/or any subsequent work or materials relating to the Property (however, if any such assessments, liens or charges exist, such items shall not constitute a default hereunder to the extent they are paid in full and/or satisfied on or before Closing);
(xi)     Rent rolls of the Leases presently in effect with respect to the Property including the amount of any rents collected, scheduled rents, and the Deposits held thereunder, a report of delinquencies under the Leases existing as of the Effective Date, pre-leasing reports and a summary of any free rent, rebates, recurring and non-recurring rent concessions that have not been fully satisfied, deductions, or offsets under the Leases for the 2020-2021 academic year (the “Academic Year”), if applicable, have been delivered to Purchaser as of the Effective Date (collectively, the “Rent Roll”), and a summary of the Rent Roll is attached hereto and made a part hereof as Exhibit “K”. The Rent Roll is true and correct in all material respects and is the Rent Roll maintained by Seller and relied on by Seller for internal administration and accounting purposes. Seller is the lessor or landlord or the successor lessor or landlord under the Leases. Except as set forth on the Rent Roll, there are no leases or occupancy agreements to which Seller is a party affecting the Property;
(xii)    To Seller’s actual knowledge, all of the documents delivered to Purchaser in connection with this Agreement, including without limitation any and all financial statements and operating statements, are true, correct and complete copies (in all material respects) of the applicable documents in Seller’s possession or control;
(xiii)     No commissions or other fees are or will be due to brokers or other procurers in connection with the Leases (including any modifications or extensions of the Leases) under any agreement which will survive the Closing and be binding upon Purchaser following Closing;
(xiv)    To Seller’s actual knowledge, the list of the Contracts attached hereto as Exhibit “K” is complete in all material respects as of the date hereof, and there are no other Contracts affecting the Property. Seller has not received any written notice of, and has no actual knowledge of, any default by it under any Contract, which default has not been cured and which would have an adverse effect on Purchaser or the ownership or operation of any of the Properties, individually or taken as a whole, after Closing;
(xv)    Subject to normal additions and replacements in the ordinary course of business of Seller, Seller is and will, on the Closing Date, be the owner of all the Tangible Personal Property scheduled on Exhibit “J” used in connection with the Property and will have full authority to convey the same;
(xvi)    The Leases scheduled on Exhibit “K” constitute all of the material terms, conditions, agreements or understandings between Seller and the tenants thereunder which are binding upon Seller. Seller has made copies, which are complete and accurate, of the Leases and any pre-leasing leases (i.e., Leases which are executed but tenants who have not yet taken possession) readily available to Purchaser for inspection. Except as set forth on the Rent Roll, to Seller’s actual knowledge, no tenants have asserted in writing any defenses or offsets to rent accruing after the Closing Date and no default or breach exists on the part of any tenant. Except as set forth on the Rent Roll, Seller has not received any written notice of any termination of any Lease, any material default or material breach on the part of the landlord under any Lease nor, to such Seller’s actual knowledge, does any such material default or material breach exist;
(xvii)    Seller has not granted any option or right of first refusal to any party to acquire, or entered into any other outstanding contract or agreement with any third party for the sale or transfer of, any interest in any portion of the Property;
(xviii)    Neither Seller nor any of its constituents or affiliates have engaged in any dealings or transactions, directly or indirectly: (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, The United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; or (ii) in contravention of the Anti-Terrorism Order or on behalf of terrorist or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Seller nor any of its constituents or affiliates (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department's Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in section

1 of the Anti-Terrorism Order, and neither Seller nor any of its constituents or affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person;
(xix)    Seller is not a foreign person, nonresident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (as such terms are defined in Section 1445 of the U.S. Internal Revenue Code of 1986, as amended) and the Treasury Regulations issued thereunder, and is not a disregarded entity whose sole owner is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate;
(xx)    Seller is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, that is subject to Title I of ERISA (ii) a “plan” as defined by and subject to Section 4975 of the Code or (iii) an entity deemed to hold “plan assets” (within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA) of any such employee benefit plan or plans;
(xxi)    Seller has no employees. There are no union contracts or collective bargaining agreements in effect with respect to the Property;
(xxii)    Seller and Starkville Mezzanine Lending, LLC, a Georgia limited liability company and an affiliate of Seller (“Starkville”) have full right and authority to sell, assign and transfer the Notes (as defined in the Mezzanine Loan Agreement (as defined below) and any other collateral held by Starkville to Purchaser. Neither Starkville nor Seller needs to obtain any consents (other than those already obtained or obtained by Seller on or before the Closing Date) to the assignment of Starkville’s rights and obligations under the Mezzanine Loan Documents (as defined below). Starkville is the Agent under the Mezzanine Loan Agreement;
(xxiii)    Immediately prior to the sale, transfer and assignment to Purchaser, Starkville was the legal and beneficial owner of 100% of the Notes and any and all collateral with respect to the Mezzanine Loan (as defined below);
(xxiv)    Starkville has not pledged, assigned or encumbered the Assignment of Interests (as defined in the Mezzanine Loan Agreement) or Notes and the membership interests in Owner (as defined in the Mezzanine Loan Agreement) are free and clear of any claim, participation interest, lien, option, security interest, or other charge;
(xxv)    Exhibit “R” attached hereto reflects all of the Mezzanine Loan Documents that evidence and/or secure the Mezzanine Loan (Purchaser acknowledges that certain Assignment of Interests effective as of December 31, 2017 by SHW Partners, L.L.L.P. to Haven Lubbock II Lending, LLC, Starkville Mezzanine Lending, LLC, Haven Charlotte Lending, LLC and Preferred Apartment Communities Operating Partnership, L.P. is not a Mezzanine Loan Document);
(xxvi)    Except as set forth on Exhibit “R” attached hereto, the Mezzanine Loan Documents have not been amended, modified, supplemented or restated, and Starkville has not waived any material default, breach, violation or event of acceleration thereunder;
(xxvii)    Except as set forth in Schedule 4.4(a)(xxv) attached hereto, (i) no Event of Default exists under the Mezzanine Loan or the Mezzanine Loan Documents; (ii) to the knowledge of Seller, no event exists which, with the passage of time or with notice and the expiration of any grace or cure period, would or does constitute an Event of Default under the Mezzanine Loan or the Mezzanine Loan Documents and (iii) to the knowledge of Seller, there is no claim, counterclaim (as defined in the Mezzanine Loan) or right of set-off under the Mezzanine Loan or the Mezzanine Loan Documents;
(xxviii)    As of the date hereof, the principal amount outstanding under the Mezzanine Loan is $6,116,384.00;

(xxix)    Interest on the Mezzanine Loan has been paid by the Borrower through and including June 30, 2019; and
(xxx)    As of the date hereof, the Mezzanine Loan is fully funded and there are no remaining monetary commitments or obligations outstanding to be performed by the lender under the Mezzanine Loan or amounts in any reserve accounts established under the Mezzanine Loan Agreement.
(xxxi)    The schedule of the documents as set forth on Exhibit CC attached hereto (the “Loan Documents”) constitutes all of the material loan documents with respect to each of the Loan and none of them has been amended except as set forth on Exhibit CC. Seller has delivered or made available to Purchaser true, correct and complete copies of all of the Loan Documents. As of the date of this Agreement, Seller has no actual knowledge of any acceleration or default that remains uncured under any of the Loan Documents.
        (b)    For purposes of this Agreement, all references to “Seller’s actual knowledge”, “the knowledge of Seller” or any similar reference shall be deemed to refer to the current actual knowledge of Brian Harrison, Asset Manager of Preferred Apartment Communities, Inc., who is the person in Seller’s organization most knowledgeable about each Property without liability, following inquiry of the respective property manager for each Property. All of Seller’s foregoing representations and warranties (“Seller’s Representations and Warranties”) shall survive the Closing for a period of six (6) months (the “Limitation Period”) and shall not merge with any deed delivered at Closing. In the event that Purchaser’s Representative obtains actual current knowledge, without any duty of inquiry or investigation, prior to Closing that any of Seller’s representations or warranties relating to or affecting one or more of the Properties was untrue when made in any material respect (each such Property, an “RW Property” and collectively the “RW Properties”), then, subject in all events to Section 4.4(d), (i) Purchaser shall be deemed to have knowledge thereof (herein, “Deemed Knowledge”), (ii) such representation or warranty automatically and without further action shall be deemed to be qualified by such Deemed Knowledge, and (iii) Purchaser shall have the right, at Purchaser’s sole and exclusive remedy in respect thereof, to (A) terminate this Agreement with respect to any or all such RW Properties (as Purchaser shall elect, in its sole and absolute discretion), and promptly receive a refund of a percentage of the Earnest Money equal to the quotient (expressed as a percentage) of the Allocated Purchase Price of such terminated RW Property divided by the total Purchase Price, and Seller shall reimburse Purchaser for all actual, verifiable and commercially reasonable third party costs and expenses (including but not limited to reasonable attorneys’ fees, any lender’s legal fees and any financing commitment, rate lock, extension or break-up fees) and any other costs incurred by Purchaser in connection with the transaction contemplated under this Agreement (collectively the “Pursuit Costs”) either specifically allocated to Purchaser’s pursuit of any RW Property or ratably allocated to the RW Property based on the Allocated Purchase Price of the RW Property if any Pursuit Costs were incurred on a portfolio basis across multiple Properties, in an aggregate amount not to exceed $250,000 for each such terminated RW Property (thereby waiving any and all rights and remedies otherwise available to Purchaser with respect to such breach of which Purchaser has Deemed Knowledge) or (B) if such representations or warranties are untrue in any material respect for more than one RW Property, or if Purchaser has previously terminated this Agreement as it relates to an RW Property and Purchaser’s Representative thereafter obtains actual knowledge prior to Closing that any of Seller’s representations or warranties were untrue when made in any material respect with respect to another RW Property, Purchaser shall have the right to terminate this Agreement in its entirety and promptly receive a refund of the Earnest Money, and Seller shall reimburse Purchaser for all Pursuit Costs in an amount not to exceed $2,000,000 (without duplication). In the event that Purchaser elects to terminate this Agreement with respect to any RW Property as provided above, the Purchase Price shall be reduced by the amount allocated to each terminated RW Property in Section 2.1 and set forth on Exhibit “N” attached hereto on the Effective Date, and the parties’ rights and obligations under this Agreement shall remain and continue only with respect to the sale and purchase of the remainder of the Property. If the Purchaser elects to terminate the Agreement in its entirety, Purchaser and Seller shall have no further rights or obligations under this Agreement except for the Surviving Obligations. In the event that Purchaser, prior to the Closing, has Deemed Knowledge of an untrue or inaccurate representation or warranty giving rise to a right of Purchaser to terminate this Agreement in respect of any RW Property pursuant to this Section 4.4(b) and, notwithstanding such Deemed Knowledge, Purchaser consummates the Closing of the transactions contemplated by this Agreement in respect of such RW Property, then Purchaser shall be deemed to have waived any and all rights and remedies otherwise available to Purchaser in respect of all inaccurate or untrue representations or warranties with respect to such RW Property of which Purchaser had Deemed Knowledge, which waiver expressly shall survive Closing.

        (c)    Seller’s liability for any breach of any of Seller’s Representations and Warranties first discovered by Purchaser after the Closing: (i) shall be limited to claims in excess of an aggregate $50,000 (the “Floor”), provided, however, that if the aggregate of all such claims exceeds the Floor, Seller shall be liable for the full amount of such claims up to the maximum amount permitted pursuant to the immediately following sentence; and (ii) shall be subject to a maximum aggregate liability not to exceed one percent (1%) of the Purchase Price (the “Ceiling”). Purchaser shall provide written notice to Seller prior to the expiration of the Limitation Period of any alleged breach of Seller’s Representations and Warranties first discovered by Purchaser after the Closing and in the event Purchaser delivers such notice prior to the expiration of the Limitation Period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequence thereof, with any such damages being subject to the Floor and the Ceiling. The Limitation Period referred to herein shall apply to known as well as unknown breaches of Seller’s Representations and Warranties. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. Notwithstanding anything to the contrary in this Agreement, Seller’s liabilities resulting from Seller’s Fraud, related to prorations under Section 6.3 or arising under Section 9.2 or Section 5.12 shall not be subject to the Ceiling. As used herein, "Seller’s Fraud" means the actual and intentional fraud of Seller in the making of any of the representations and warranties in this Agreement. At Closing, Seller shall cause PAC Carveout, LLC, a Delaware limited liability company (“PAC Guarantor”), to execute and deliver to Purchaser a joinder to this Agreement to guaranty Seller’s post-Closing obligations and liabilities under this Section 4.4(c).

        (d)    If any of Seller’s Representations and Warranties become untrue or inaccurate in any material respect at any time after the Effective Date because of events that have occurred thereafter which are beyond Seller’s control, including, without limitation, as a result of Covid-19 and pandemic related matters, or because of new information of which Seller becomes aware and, as to any representation or warranty based on Seller’s knowledge, which was not known to Seller as of the Effective Date (the “Changed Condition”), Seller shall promptly give Purchaser written notice thereof and if Purchaser does not approve of the Changed Condition, Purchaser’s sole right shall be to elect, by written notice given to Seller on or prior to the earlier of (a) five (5) business days after receipt of written notice of the Changed Condition or (b) the Closing Date, to terminate this Agreement with respect to one or more of the Properties to which such Changed Condition relates to or affects (each a “Changed Condition Property”, and collectively the “Changed Condition Properties”), in which event a percentage of the Earnest Money equal to the quotient (expressed as a percentage) of the Allocated Purchase Price of such terminated Changed Condition Property divided by the total Purchase Price, shall be refunded to Purchaser. If, prior to the Closing, Purchaser obtains actual knowledge that two (2) or more Properties are or have been Changed Condition Properties, without limitation of Purchaser’s right to terminate this Agreement as it relates to such Changed Condition Properties, (i) either Purchaser or Seller shall have the right to terminate this Agreement in its entirety, and (ii) upon such termination of this Agreement,

Purchaser shall receive a refund of the Earnest Money in full (without duplication of any portion of the Earnest Money previously refunded). In the event Purchaser elects to terminate this Agreement with respect to one or more of the Changed Condition Properties as provided above, the Purchase Price shall be reduced by the amount allocated to the terminated Change Condition Property in Section 2.1 and set forth on Exhibit “N” attached hereto on the Effective Date, and the parties’ rights and obligations hereunder shall remain and continue with respect to the sale and purchase of the remainder of the Property. If the Purchaser elects to terminate the Agreement in its entirety, following the refund of the Earnest Money in full to purchaser, Purchaser and Seller shall have no further rights or obligations under this Agreement except for the Surviving Obligations.

        4.5    Purchaser’s Conditions Precedent. Purchaser’s obligations under this Agreement are expressly conditioned on, and subject to satisfaction of, the following conditions precedent:

            (i)    Performance by Seller. Seller shall have performed all obligations required by this Agreement to be performed by it in all material respects, including, without limitation, delivery of all of the documents enumerated in Sections 6.5 and 6.7 hereof and, solely with respect to the Tallahassee Property causing the Defeasance (as hereinafter defined) to occur in accordance with Section 5.10.

            (ii)    Representations and Warranties True. Seller’s Representations and Warranties shall be true and correct in all material respects as of the Closing Date, except as they may have been modified pursuant to and in accordance with Section 4.4(b) or 4.4(d).

            (iii)    Title Policy. As of the Closing Date, the Title Company is irrevocably committed to issue the Title Policy (as hereinafter defined) to Purchaser, subject only to the Permitted Exceptions and subject to payment of the premium as Purchaser is required under this Agreement.

            (iv)    Estoppels. Seller shall have obtained and delivered to Purchaser:

                (a)    an estoppel certificate from A & V Property Group, Inc., a Florida corporation, or its successor in interest, substantially in the form attached hereto as Exhibit “A” with such other information and modifications reasonably requested by Purchaser, and dated no more than thirty (30) days prior to the Closing Date.

                (b)    an estoppel certificate from Town Village II Owners Association, Inc., a Georgia non-profit corporation, substantially in the form attached hereto as Exhibit “Y” and dated no more than thirty (30) days prior to the Closing Date.

                (c)    an estoppel certificate from Kennesaw Seller and PAC Aldridge at Town Village, LLC, a Delaware limited liability company, substantially in the form attached hereto as Exhibit “Z” and dated no more than thirty (30) days prior to the Closing Date.

            (iv)    Financing Contingency. The Financing Contingency shall have been satisfied pursuant to Section 9.22 hereof.

            (v)    Termination of Property Management Agreements. Seller shall have terminated any existing property management agreements affecting the Property, to the extent applicable.

            (vi)    Occupancy Minimum. As of September 15, 2020 (the “Minimum Occupancy Date”), at least seventy percent (70%) of the aggregate number of units located at the Properties (without taking into account any individual Property for which this Agreement has terminated) shall be subject to executed Leases which have not been purported to have been terminated by the tenant thereunder and pursuant to which tenants have moved in their respective units.

The conditions set forth in this Section 4.5 are intended solely for the benefit of Purchaser. If any of the foregoing conditions are not satisfied as of the Closing Date, Purchaser shall have the right at its sole election either to waive the condition in question and proceed with the purchase of the Property or, in the alternative, to terminate this Agreement, whereupon the Earnest Money shall be promptly returned to Purchaser and each of the parties hereto shall be relieved of all further obligations hereunder, except for the Surviving Obligations; provided, however, if any of the foregoing conditions have not been satisfied due to a default by Seller in the performance of any of its obligations to be performed on or prior to the Closing Date hereunder, except as a result of Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, then Purchaser’s rights and remedies shall be governed by Section 8.1.

        4.6    Seller’s Conditions Precedent. Seller’s obligations under this Agreement are expressly conditioned on, and subject to satisfaction of, the following conditions precedent:

            (i)    Performance by Purchaser. Purchaser shall have performed all obligations required by this Agreement to be performed by it in all material respects, including, without limitation, delivery of all of the documents enumerated in Sections 6.6 and 6.7 hereof.

            (ii)    Representations and Warranties True. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the Closing Date.

    The conditions set forth in this Section 4.6 are intended solely for the benefit of Seller. If any of the foregoing conditions are not satisfied as of the Closing Date, Seller shall have the right at its sole election either to waive the condition in question and proceed with the sale or, in the alternative, to terminate this Agreement, and upon such termination the Earnest Money shall be promptly returned to Purchaser and each of the parties hereto shall be relieved of all further obligations hereunder, except for the Surviving Obligations; provided, however, if any of the foregoing conditions have not been satisfied due to a default by Purchaser in the performance of any of its material obligations to be performed on or before the Closing Date, except as a result of Seller’s default or a termination of this Agreement by Seller or Purchaser pursuant to a right to do so under the provisions hereof, then Seller’s rights and remedies shall be governed by Section 8.2.

5.
COVENANTS OF SELLER

    5.1    Operation of Property. From the Effective Date through and including the Closing Date, Seller agrees (i) to operate, maintain and repair the Improvements in the normal course of business substantially in accordance with Seller's past practices with respect to the Property, normal wear and tear excepted, and (ii) upon request of Purchaser, provide to Purchaser an electronic copy of (a) operating statements, (b) the then-current Rent Roll and a report of delinquencies under the Leases existing as of the date of Purchaser’s request, (c) pre-leasing rent rolls, including a summary of any free rent, rebates, recurring rent concessions, deductions, or offsets under the Leases for the Academic Year and any subsequent academic year, if applicable, and/or (d) other items related to the Property reasonably requested by Purchaser.

    5.2    Third-Party Contracts. From the Effective Date through and including the Closing Date, without the prior consent of Purchaser, Seller shall not enter into any contracts for the Property which are not cancellable on thirty (30) days written notice without payment of any fee or penalty.

    5.3    Leasing of Property. From the Effective Date through and including the Closing Date, Seller agrees not to enter into any new leases, or amend, terminate or accept the surrender of any existing tenancies, without the prior consent of Purchaser (which consent be withheld in Purchaser’s reasonable discretion prior to the expiration of the Inspection Period and which consent may be withheld in Purchaser’s sole and absolute discretion after the expiration of the Inspection Period), provided prior consent is not required if such new lease (i) is in conformance with Seller’s current leasing practices and tenant underwriting standards as set forth on Exhibit “AA” attached hereto (collectively, the “Leasing Standards”) (ii) is on Seller’s standard lease form delivered to Purchaser, (iii) does not include any concessions or discounts except as is consistent with the Leasing Standards, (iv) has a term of at least twelve (12) months except as set forth in the Leasing Standards and (v) is consistent with prevailing market rates and terms for student housing properties in the area where such Property is located. After the Effective Date and until the Closing or earlier termination of this Agreement, upon request by Purchaser, Seller shall provide Purchaser with weekly leasing activity and occupancy reports showing all leasing activity for the Property during the previous week.

    5.4    Insurance. From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, and to pay all premiums for such insurance prior to the applicable due dates.

    5.5    Tangible Personal Property. Seller shall not remove any of the Tangible Personal Property which cost, in the aggregate, in excess of $500.00 per Property except as may be required for necessary repair or replacement (provided that any replacement shall be of equal quality as existed at the time of removal) and, in the case of supplies, except for those items consumed in the ordinary course of business.

    5.6    Leasing Commissions. As of the Closing Date, there shall be no leasing commissions or locator fees payable or due by the “landlord” or “lessor” under any Lease (including any modification or extension of any Lease). The terms of this Section 5.6 shall survive Closing.

    5.7    Encumbering the Property. From and after the Effective Date hereof, except for the Additional Mortgages entered into as set forth in Section 4.1.3(c), and until the Closing, or the earlier termination of this Agreement, Seller shall not sell, assign, transfer or create or permit to be created any right, title or interest whatsoever in and to the Property other than the Leases as addressed above, create or permit to exist any lien, easement, encumbrance or charge thereon without Purchaser’s prior written consent.

    5.8    Employee Matters. After the end of the Inspection Period, Purchaser may conduct private interviews with the individuals who are employed on site by Seller, any affiliates of Seller or any property manager in connection with the operation of the Property (the “Property Employees”); provided, however, that any such interviews shall not unreasonably disrupt or disturb (A) the on-going operation of the Property, (B) any services to the Property, or (C) the quiet possession of any tenants under the Leases. Purchaser may consider directly and/or indirectly making, but shall not be obligated to make, offers of employment to any of the Property Employees, such offers to be effective as of and contingent upon the Closing and on such terms and conditions as may be determined by Purchaser in its sole discretion. As between Purchaser and Seller, (A) all amounts and benefits payable to the Property Employees providing services to the Property (including any accrued or vested benefits) prior to the Closing Date will not be prorated between the parties and shall remain the sole responsibility of Seller, and (B) if and to the extent that Purchaser directly and/or indirectly hires any such Property Employees, Purchaser will be responsible for any amounts and benefits earned by such employees on and after the Closing Date. If and to the extent that Purchaser or its affiliate directly and/or indirectly makes an offer to hire any such Property Employees (each, a “Purchaser Employee”) and the Purchaser Employee accepts such employment, then for a period beginning upon each such Purchaser Employee’s acceptance of employment with Purchaser’s affiliate and continuing until ninety (90) days following the Closing, neither Seller, nor its affiliated property manager nor any of their respective affiliates shall solicit or persuade, or attempt to solicit or persuade, any such Purchaser Employee to terminate or modify his or her employment relationship, whether or not pursuant to a written agreement, with Purchaser, Purchaser’s management company or their respective affiliates unless such employee first independently declines in writing the offer from Purchaser or its affiliate or is first terminated from employment with Purchaser or its affiliate. The terms of this Section 5.8 shall survive Closing.

    5.9    Notices. Seller shall deliver to Purchaser, promptly after receipt by the Seller, copies of all written notices of violation with respect to the Property issued by any governmental entity having jurisdiction over the Property. Seller shall deliver to Purchaser promptly after receipt by the Seller, copies of all written notices of any monetary or material non-monetary default issued by Seller or received by Seller in respect of any Contract. Promptly after Seller obtains knowledge thereof, Seller shall advise Purchaser of any pending or threatened in writing litigation (excluding any routine residential landlord-tenant disputes), arbitration or similar proceeding (and any updates regarding the foregoing) which affects the Property in any material respect or Seller’s ability to consummate the transactions contemplated hereby, which litigation is not adequately covered by existing insurance, and any condemnation, environmental, zoning or other land-use regulation proceedings related to the Property.

    5.10    Defeasance. Title to the Tallahassee Property is encumbered by, and subject to, that certain mortgage loan in the original principal amount of $36,300,000.00 (the “Tallahassee Loan”), which Tallahassee Loan is evidenced, governed and secured by the documents listed on Exhibit “Q” attached hereto (collectively, the “Tallahassee Loan Documents”), and is held by U.S. Bank National Association, as trustee for the registered Holders of Banc of America Merrill Lynch Commercial Mortgage Inc., Multifamily Mortgage Pass-Through Certificates, Series 2013-K25. Seller, at Seller’s sole cost and expense (except for any attorneys’ fees incurred by Purchaser related to the Defeasance), shall cause the Tallahassee Loan to be defeased at Closing in accordance with the Tallahassee Loan Documents such that at Closing the Tallahassee Property will be released from any and all liens related thereto (the “Defeasance”).

Purchaser and Seller hereby each agree to deposit all closing documents required by this Agreement, which documents shall be fully executed and where required acknowledged, with the Escrow Agent, no later than 3:00 pm New York time on the date which is one (1) business day prior to the Closing Date (the “Pre-Closing Date”). Purchaser hereby agrees to deposit the Purchase Price by wire transfer of immediately available federal funds, plus or minus prorations, with the Escrow Agent no later than the Pre-Closing Date provided that Purchaser shall not be required to fund the Purchase Price until Seller has deposited with the Escrow Agent all closing documents required under this Agreement. Seller shall credit Purchaser at Closing one day of interest at the actual interest rate of any loan received by Purchaser related to the acquisition of the Property on the funds advanced by Purchaser’s lender on the Pre-Closing

Date in consideration for funding the Purchase Price on the Pre-Closing Date. The provisions of this Section 5.10 shall survive the Closing or termination of this Agreement.

    5.11    Rent Ready. Seller shall cause all units at the Property which have been vacant for more than five (5) days prior to Closing to be in Rent Ready Condition on or before Closing, provided however that any failure to cause any such units to be in Rent Ready Condition shall in no event be deemed or construed to constitute a breach or default of this Agreement by Seller, and Purchaser’s sole and exclusive remedy in the event of any such failure shall be to receive credit against the Purchase Price at Closing in the amount of $225.00 per bed for each bed in each such unit which has been vacant for more than five (5) days prior to Closing which is not in Rent Ready Condition on or before Closing. For purposes of this Agreement, “Rent Ready Condition” means the applicable unit has been cleaned and prepared for occupancy for each new tenant in a manner consistent with Seller’s current standards for units available for rent.

    5.12    Litigation. PAC Guarantor shall indemnify Purchaser and its affiliates, and its and their respective officers, directors, managers, employees, members, partners, stockholders, representatives, agents, successors and permitted assigns (collectively, “Purchaser Indemnified Parties”) from and against all losses, claims, costs and expenses (including, without limitation, reasonable attorney’s fees and court fees) that Purchaser Indemnified Parties incur to the extent arising from or out of the Retreat Class Action Complaint or the Tallahassee Litigation, each as described in Exhibit “O” attached hereto. This Section 5.12 shall survive the Closing.

6.
CLOSING
    6.1    Closing. The closing of the transaction contemplated hereby (the “Closing”) shall be held through an escrow at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, no later than 2:00 p.m. (in Atlanta, Georgia) on the date that is ten (10) days after the date (i) the Financing Contingency has been satisfied and (ii) Loan Assumption Approvals have been obtained for each Loan Assumption Property that has not been previously terminated in accordance with this Agreement (the “Closing Date”). The parties expressly acknowledge and agree that in the event Loan Assumption Approval is not obtained with respect to one or more of the Loan Assumption Properties and to the extent Seller has the right to do so, Seller does not elect to terminate the Agreement in its entirety in accordance with Section 2.1(c) hereof, this Agreement shall terminate with respect to the agreement of Seller to sell and the agreement of Purchaser to purchase any Loan Assumption Property for which Loan Assumption Approval has not been obtained and the parties’ rights and obligations hereunder shall remain and continue with respect to the sale and purchase of the remainder of the Property.
6.2    Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to (i) tenants in possession under the Leases, as set forth on the Rent Roll delivered no later than three (3) business days prior to Closing, and (ii) the Permitted Encumbrances.
6.3    Proration. The following items shall be prorated as of 12:01 am on the Closing Date: (i) collected rents, other collected amounts payable by the tenants under the Leases, and all other collected income with respect to the Property for the month in which the Closing occurs, (ii) real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, and (iii) all operating expenses relating to the ownership and operation of the Property, including any fees and charges under any Contracts being assigned to and assumed by Purchaser at Closing; provided however, in no event shall Purchaser be responsible for costs associated with property management contracts or employee expenses. If permitted by the applicable utility providers, utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date; otherwise, utilities shall be prorated between Seller and Purchaser at Closing, with such proration to be readjusted at such time as final utility bills become available. Any amounts unpaid under the Contracts which Purchaser elects or is obligated to assume at Closing shall be prorated between Seller and Purchaser at Closing. If accurate allocations cannot be made at Closing because current bills are not obtainable, Seller and Purchaser shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Delinquent rent shall not be prorated.
    (a)    Subsequent to the Closing, if any such rents and other income are received by Purchaser, all such amounts shall be applied in the following order: (i) first to rent due for the month or months following the month in which Closing occurs to keep rent current, (ii) next, to delinquent rent due for the month in which Closing occurs, and (iii) the balance to delinquent rent due for the period prior to the month in which Closing occurs. Any such rentals due to Seller shall be paid by Purchaser to Seller within sixty (60) days following Purchaser’s receipt thereof. If, subsequent to the Closing, any such rents and other income payable to Purchaser, as provided above, are received by Seller, Seller shall remit to Purchaser within sixty (60) days following Seller’s receipt thereof and such rent shall be calculated and applied as aforesaid. Purchaser shall receive a credit at Closing for all Deposits that are being held by or on behalf of Seller, as reflected on the final Rent Roll delivered to Purchaser (and interest thereon if required by law or contract to be earned thereon). Purchaser shall receive a credit at Closing for all rent rebates, deductions, concessions or offsets with respect to the Leases for the Academic Year, if applicable, including, without limitation, the value of any gift cards payable to tenants following Closing (but only to the extent the cost of any such gift cards have not been paid for by Seller), as reflected on the final Rent Roll delivered to Purchaser. The foregoing does not include any credit for “concessions” in the form of free rent provided to a tenant which results in a net effective rent as shown on the Rent Roll.
    (b)    If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be based on 103% of the taxes assessed against the Property for the calendar year immediately preceding the calendar year in which the Closing occurs, subject to any notice of reassessment which may have been received prior to Closing. Should such proration not be based on the actual amount of the taxes for the period in question and should such proration prove to be inaccurate upon receipt of the actual bills for the Property, then, either Seller or Purchaser may demand a payment from the other party correcting such malapportionment, except in the case of real estate taxes which at the expiration of such period are subject to appeal. Claims with respect to the adjustment which are subject to the appeal of real estate taxes will be valid if made on or before the date that is sixty (60) days after a final order or resolution shall have been issued in such appeal. Both parties shall use good faith efforts to resolve any disputed claims promptly. The obligations of the parties under this Section 6.3(b) shall survive for a period of sixty (60) days after final bills are received to ascertain final apportionment of taxes.
(c)    Seller shall be entitled to receive refunds for any and all deposits which Seller has made with utility companies, and Purchaser shall replace such deposits at Closing.
In the event that a post-closing true-up is necessary, Purchaser shall work diligently with Seller to finalize the prorations within one hundred twenty (120) days after the Closing Date (except as to real estate taxes for the current period, the final adjustment with respect to which shall take place pursuant to Section 6.3(b). Seller and Purchaser shall have reasonable access to, and the right to inspect and audit, the other’s books to confirm the final prorations. Notwithstanding anything to the contrary in this Agreement, Seller’s liabilities related to prorations under this Section 6.3 shall not be subject to the Ceiling. The agreements of Seller and Purchaser set forth in this Section 6.3 shall survive the Closing as specified in this Section 6.3.

6.4    Closing Costs. Purchaser shall pay, on the Closing Date, (a) one-half of any escrow fees of the Escrow Agent, (b) the costs relating to the extended portion of the premiums for the ALTA Extended Owner's Policies of Title Insurance issued pursuant to the Title Commitments (collectively, the “Title Policy”) as set forth on Exhibit “P”, (c) all title insurance costs and premiums relating to endorsements or other modifications to the Title Policy issued pursuant to the Title Commitments and any mortgagee’s policies of title insurance, (d) the fees of Purchaser’s counsel, (e) all costs relating to the Survey, if any, (f) any recording or filing fees necessary to record the Deed (as hereinafter defined) (except with respect to the Tempe Land), (g) documentary stamp, recordation or transfer tax related to the conveyance of title to the Property as set forth on Exhibit “P”, and (h) any other expenses incurred by Purchaser, or its consultants or representatives in inspecting and evaluating the Property or closing this transaction. Seller shall pay, on the Closing Date, (i) any recording or filing fees necessary to remove any (A) Unacceptable Encumbrances which Seller is obligated or agreed to remove under the terms of this Agreement and (B) any Required Clearance Exceptions, (ii) any documentary stamp, recordation or transfer tax related to the conveyance of title to the Property as set forth on Exhibit “P”, (iii) any recording or filing fees necessary to record each of the Deed and Affidavit of Property Value with respect to the Tempe Land, (iv) one-half of any escrow fees of the Escrow Agent, (v) all costs relating to the premiums for the Title Policy as set forth on Exhibit “S”, and (vi) the fees of Seller’s counsel.
6.5    Seller’s Obligations at the Closing. At the Closing, Seller shall deliver to Purchaser the following:
(a)    Deed. Duly executed and acknowledged Special or Limited Warranty Deed (the “Deed”), as applicable, for each individual Land conveying the Land and Improvements to Purchaser, in the form attached to this Agreement as Exhibit “B”.
(b)    Bill of Sale. A duly executed and acknowledged Bill of Sale (the “Bill of Sale”) conveying the Tangible Personal Property to Purchaser, in the form attached to this Agreement as Exhibit “C”.
(c)     Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.
(d)    Foreign Person. Duly executed and acknowledged Affidavits certifying that each Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended, in the form attached to this Agreement as Exhibit “D”.
(e)    Leases. The originals, or copies should originals not be available, of all of the Leases to which Seller is a party, if any, and together with all keys in Seller’s possession.
(f)    Contracts. Originals, or copies should originals not be available, of all of the Contracts.
(g)    Affidavits. Duly executed and acknowledged Owner’s affidavits, in the forms attached to this Agreement as Exhibit “E”, and a duly executed and acknowledged (where required) Affidavit of Property Value as required by Arizona law sufficient for the Title Company to delete any standard title and survey exceptions from the title insurance policies issued to Purchaser, including, without limitation, those exceptions for (w) mechanics’ or materialmen’s liens, (x) parties in possession, other than tenants as tenants only under unrecorded leases as set forth on the Rent Roll, and (y) matters not shown in the public records, and with respect to the Kennesaw Property, an Affidavit of Seller’s Residence affirming that the Kennesaw Seller is, or is deemed, a “resident” of Georgia.
(h)    Transfer Tax and Withholding Tax Declarations. All such tax, transfer and other declarations and returns, and withholding affidavits and information returns, duly executed and sworn to by Seller, as may be required of Seller by law in connection with the conveyance of the Property to Purchaser.

(i)    Security Deposits. All Deposits under Leases together with any and all interest accrued thereon.
(j)    Sellers’ Certificate. A duly executed and acknowledged certificate executed by an authorized representative of Seller indicating that all of Seller’s representations and warranties made in this Agreement are true and correct as of the Closing Date as if then made, in the form attached to this Agreement as Exhibit “F”.
(k)    Revised Rent Roll. An updated Rent Roll (including the amount of any rents collected, scheduled rents, and the Deposits held thereunder, a report of delinquencies under the Leases existing as of the Closing Date, pre-leasing reports and a summary of any free rent, rebates, recurring and non-recurring rent concessions that have not been fully satisfied, deductions, or offsets under the Leases for the Academic Year and any subsequent academic year, if applicable) and operating statements for the Property printed as of three (3) business days prior to the Closing Date certified to be true, correct and complete in all material respects and stating the amount of all of the Security Deposits held by Seller under each Lease.
(l)    Keys. All keys to the Property, labeled for identification.
(m)    Termination of Property Management Agreement. Duly executed terminations of any existing property management agreements affecting the Property.
(n)    Broker’s Lien Waiver. With respect to the Kennesaw Property, a duly executed and acknowledged Broker’s Lien Waiver from Agent.
(o)    Florida Sales Tax Clearance Letter. A sales tax clearance letter from the Department of Revenue of the State of Florida indicating that all sales taxes arising from the Seller’s operations of the Orlando Property and the Tallahassee Property have been paid in full; provided that in the event Seller is unable to deliver such sales tax clearance letter at closing, PAC Guarantor hereby agrees by joinder to this Agreement to indemnify Purchaser for any sales taxes due and payable arising from Seller’s operations of the Orlando Property or the Tallahassee Property accruing prior to the Closing Date. Any such indemnification shall survive the Closing.
(p)    Other Tax Forms. Any other federal or state tax reporting forms required in connection with the transactions contemplated by this Agreement including, but not limited to, Internal Revenue Service Form 1099.
(q)    Other Documents. Such other documents as may be reasonably requested by Title Company to effect the Closing of the transaction contemplated by this Agreement.
6.6    Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to Seller the following:
(a)    Purchase Price. The Purchase Price, as adjusted pursuant to the terms hereof, payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent for the benefit of Seller in accordance with the terms of Section 6.1.
(b)    Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Title Company to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.
(c)    Purchaser’s Certificate. A duly executed and acknowledged certificate executed by an authorized representative of Purchaser indicating that all of Purchaser’s representations and warranties made in this Agreement are true and correct in all material respects as of the Closing Date as if then made, in the form attached to this Agreement as Exhibit “L”.

(d)    Affidavit of Property Value. A duly executed and acknowledged (where required) Affidavit of Property Value as required by Arizona law.
(e)    Other Documents. Such other documents as may be reasonably requested by Title Company to effect the Closing of the transaction contemplated by this Agreement.
6.7    Documents to be Executed by Seller and Purchaser. At the Closing, Seller and Purchaser shall also execute and deliver the following:
(a)    Tenant Notices. Signed statements or notices to all tenants of the Property notifying such tenants that the Property has been transferred to Purchaser and that Purchaser is responsible for security deposits (specifying the amounts of such deposits) returnable under the Leases and notifying such tenants of the new address where tenants are to make rental payments after the Closing, in the form attached to this Agreement as Exhibit “G”. Seller shall sign one (1) counterpart of the tenant notice letter for each Property and Purchaser shall thereafter be responsible for the delivery of the tenant notice letter to all tenants of the Property, as determined by Purchaser in its sole discretion.
(b)    Assignment and Assumption of Leases, Contracts and Intangible Property. An “Assignment and Assumption of Leases, Contracts and Intangible Property” (the “Assignment”) in the form attached to this Agreement as Exhibit “H”, for the Property assigning to Purchaser the Leases, those Contracts which Purchaser has elected to assume and the Intangible Property.
(c)    Settlement Statements. Settlement statements, in conformity with the terms of this Agreement and otherwise in form acceptable to Seller and Purchaser.
(d)    Transfer Tax and Withholding Tax Declarations. All such tax, transfer and other declarations and returns, and withholding affidavits and information returns, duly executed and sworn to, as may be required by law in connection with the conveyance of the Property to Purchaser.
(e)    Assignment and Assumption of Mezzanine Loan. An assignment and assumption of the Mezzanine Loan Documents (as hereinafter defined) in the form attached to this Agreement as Exhibit “S”.
(f)    Underwritten Bad Debt Escrow Agreement. An Underwritten Bad Debt Escrow Agreement (as hereinafter defined) in the form attached to this Agreement as Exhibit “U”.
(g)    Escrow Agreement. An Escrow Agreement (as hereinafter defined) in the form attached to this Agreement as Exhibit “EE”.
(h)    Roof Escrow Agreement. A Roof Escrow Agreement (as hereinafter defined) in the form attached to this Agreement as Exhibit “FF”.
7.
RISK OF LOSS
7.1    Condemnation. If, prior to the Closing, action is initiated to take the Land and Improvements, or part thereof, by eminent domain proceedings or by deed in lieu thereof (each a “Taking”), which Taking will (i) cause the Property to no longer comply with zoning requirements affecting the Property, (ii) affect the Property’s access to a publicly-dedicated and maintained right-of-way for vehicular and pedestrian access or affect parking at the Property, (iii) have a material adverse effect on the continued operation or leasing activity of the Property, or (iv) cost in excess of $1,000,000.00 per individual Property to restore in Purchaser’s reasonable opinion (an “Impacted Property”), then Purchaser may either at or prior to Closing, by written notice to Seller, elect to either (a) terminate this Agreement with respect to the Impacted Property and promptly receive a refund of a percentage of the Earnest Money equal to the quotient (expressed as a percentage) of the Allocated Purchase Price of such terminated Impact Property divided by the total Purchase Price, and neither party shall have any further rights or obligations hereunder with respect to the sale and purchase of the Impacted Property except for the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority with respect to the Impacted Property shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price. If there is a Taking with respect to two or more Properties, either party may terminate the Agreement in its entirety, the Earnest Money shall be returned to Purchaser and Purchaser and Seller shall have no further rights or obligations under this Agreement except for the Surviving Obligations. In the event Purchaser terminates this Agreement with respect to an Impacted Property, the Purchase Price shall be reduced by the amount allocated to the Impacted Property pursuant to Section 2.1 and set forth on Exhibit “N” attached hereto on the Effective Date, and the parties’ rights and obligations hereunder shall remain and continue with respect to the sale and purchase of the remainder of the Property. The Seller shall provide written notice to Purchaser of a Taking affecting the Property within ten (10) business days of obtaining knowledge of such Taking.
7.2    Casualty. If the Improvements, or any part thereof, suffers any damage or causes a loss in rent payable equal to or in excess of $1,000,000.00 per individual Property, as determined by Purchaser in its reasonable discretion or there is an uninsured loss at a Property in excess of $1,000,000.00 (a “Damaged Property”), prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing, by written notice to Seller, elect to either (a) terminate this Agreement with respect to the Damaged Property and promptly receive a refund of a percentage of the Earnest Money equal to the quotient (expressed as a percentage) of the Allocated Purchase Price of such terminated Damaged Property divided by the total Purchase Price, and neither party shall have any further rights or obligations hereunder with respect to the sale and purchase of the Damaged Property except for the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage with respect to the Damaged Property shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price (except, however, Purchaser shall receive at Closing a credit equal to Seller’s deductible with respect to the Damaged Property). If there are two or more Damaged Properties and provided Purchaser has not elected to terminate the Agreement with respect to more than one Property, either Purchaser or Seller may terminate the Agreement in its entirety, the Earnest Money shall be returned to Purchaser and Purchaser and Seller shall have no further rights or obligations under this Agreement except for the Surviving Obligations. If the Improvements, or any part thereof, suffers any damage and loss in rent payable less than the $1,000,000.00 threshold and there is no uninsured loss less than $1,000,000.00 for which Seller does not agree to be responsible, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, and there shall be no reduction in the Purchase Price (except, however, Purchaser shall receive at Closing a credit equal to Seller’s deductible with respect to the damaged Property and the amount of any uninsured loss less than $1,000,000.00, if any). In the event Purchaser terminates this Agreement with respect to a Damaged Property, the Purchase Price shall be reduced by the amount allocated to the Damaged Property in Section 2.1 and set forth on Exhibit “N” attached hereto on the Effective Date, and the parties’ rights and obligations hereunder shall remain and continue with respect to the sale and purchase of the remainder of the Property. Seller shall provide written notice to Purchaser of any fire or casualty at the Property within ten (10) business days of such fire of casualty.
8.
DEFAULT
8.1    Breach by Seller. If Seller (i) breaches any of its obligations hereunder to be performed by it in any material respects prior to the Closing Date, or (ii) defaults in the performance of any of its obligations to be performed by it in any material respects on the Closing Date, Purchaser shall be entitled, as its sole and exclusive remedy, at law or in equity, to either (i) terminate this Agreement and receive a refund of the Earnest Money, and Seller shall reimburse Purchaser for all Pursuit Costs incurred by Purchaser in connection with this transaction in an amount not to exceed Two Million Dollars ($2,000,000), whereupon neither party shall have any further right or obligation hereunder other than the Surviving Obligations; or (ii) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided that any suit for specific performance must be brought within ninety (90) days of Seller’s default, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date. Notwithstanding the foregoing, in the event Seller intentionally conveys any portion of the Property to a third party prior to the earlier of (x) the termination of this Agreement pursuant to the terms hereof or (y) ninety (90) days following the date that Closing is otherwise required to occur under this Agreement (provided no action for specific performance has then been initiated by Purchaser), thereby making the remedy of specific performance unavailable to Purchaser, Purchaser shall be permitted to pursue all other rights and remedies which may be available to it at law or in equity on account of a breach of Seller’s obligations herein. This Agreement confers no present right, title or interest in the Property to Purchaser, and Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with the enforcement of its rights under this Section 8.1.
8.2     Breach by Purchaser. If Purchaser fails to consummate this Agreement on the Closing Date for any reason, except Seller’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to the Earnest Money as liquidated damages (and not as a penalty). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that these sums represent a reasonable forecast of such damages.
8.3    Notice and Opportunity to Cure. Seller and Purchaser each agree to provide the other party with written notice of any default by the other party under this Agreement, and a period of ten (10) days following the other party’s receipt of such notice within which to cure such default; provided, however, that no such notice and opportunity to cure shall be applicable with respect to a party’s failure to timely close, nor shall any such notice and cure period extend beyond the Closing Date.
9.
MISCELLANEOUS
9.1    Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, postage prepaid, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date an electronic mail message with a pdf copy of the signed notice is delivered to the email addresses listed below, provided confirmation of electronic mail receipt is demonstrated by the sender’s failure to receive a delivery failure or error message from the recipient. Any notice given pursuant to subclauses (b) and (c) shall be accompanied by a copy delivered pursuant to subclause (d) hereof. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Purchaser:    c/o TPG Real Estate
    345 California St., Suite 3300
    San Francisco, CA 94104
    Attention: Ty Newell, Jamie Sholem and Yaman Shukairy
    Email:     tnewell@tpg.com, JSholem@tpg.com and yshukairy@tpg.com
    Phone: (415) 743-1617, (212) 601-4707 and (415) 743-5426

with a copy to:    Kirkland & Ellis LLP
    300 North LaSalle
    Chicago, IL 60654
    Attention: Andrew Small
    Email:    andrew.small@kirkland.com
    Phone: (312) 862-5489

If to Seller:        c/o Preferred Apartment Communities, Inc.
            3284 Northside Parkway, Suite 150
            Atlanta, Georgia 30327
            Attention: Jeffrey R. Sprain
            Phone: (404) 818-4108
            Email:     jsprain@pacapts.com

with a copy to:        Preferred Apartment Communities, Inc.
            3284 Northside Parkway, Suite 150
            Atlanta, Georgia 30327
            Attention: Jeff Sherman
            Email: jsherman@pacapts.com

with a copy to:        Preferred Apartment Communities, Inc.
            3284 Northside Parkway, Suite 150
            Atlanta, Georgia 30327
            Attention: Brian Harrison
            Email: bharrison@pacapts.com

with a copy to:        Stephen F. White, Esq.
            Capital Law & Advisory Partners, LLC
            375 Northridge Road, Suite 485
            Atlanta, Georgia 30350
            Email: swhite@caplawpartners.com

If to Escrow Agent/
Title Company:    Jennifer Panciera
    Senior Vice President & Counsel
First American Title Insurance Company
666 Third Avenue, New York, NY 10017
New York, NY 10017
    Email: JPanciera@firstam.com

9.2    Real Estate Commissions. Neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party, except for CBRE (“Agent”), who represents Seller. Seller shall pay Agent any commissions due Agent on the Closing Date. Purchaser agrees to indemnify and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses (including but not limited to reasonable attorneys’ fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with Agent and/or any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.
9.3    Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.
9.4    Amendment. This Agreement may be amended only by a written instrument executed by Seller and Purchaser.
9.5    Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.
9.6    Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Georgia, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.
9.7    Governing Law. This Agreement shall be governed by the laws of the State of Georgia and the laws of the United States pertaining to transactions in such State.
9.8    Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns. Purchaser shall not have the right to assign all or any portion of Purchaser's rights and obligations under this Agreement without Seller’s prior written consent, which may be granted or withheld in Seller’s sole discretion, except that Purchaser may assign or transfer this Agreement to one or more affiliates of Purchaser without Seller’s consent or approval provided that, prior to or at Closing, Seller receives an executed assignment and assumption agreement which expressly assigns the Earnest Money and in which such assignee expressly assumes performance of this Agreement for the benefit of Seller. No such assignment or designation shall relieve or release Purchaser from any obligations under this Agreement prior to Closing, and Purchaser shall remain jointly and severally liable for all of same together with such assignee until Closing. Notwithstanding the foregoing, Seller agrees to cause each Property to be conveyed at Closing to such designee or designees as Purchaser may provide in writing not less than five (5) business days prior to Closing.
9.9    Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10    Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit, both at trial and at all appellate levels.
9.11    Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile or electronic mail signature pages shall be effective for purposes of this Section 9.11.
9.12    No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded in the public records of any county.
9.13.    Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to facilitate a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.
[Remainder of Page Left Blank]

9.14    Disclaimers by Seller.
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENTS DELIVERED AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER NOR SELLER'S AGENTS, EMPLOYEES OR REPRESENTATIVES HAVE AT ANY TIME MADE AND ARE NOT NOW MAKING, AND THEY SPECIFICALLY DISCLAIM, ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (A) MATTERS OF TITLE (OTHER THAN SELLER'S LIMITED WARRANTY OF TITLE TO BE CONTAINED IN THE DEED), (B) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY, THE LAND AND IMPROVEMENTS OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF “HAZARDOUS MATERIALS” (AS DEFINED BELOW) IN, ON, UNDER OR IN THE VICINITY OF THE LAND AND IMPROVEMENTS, (C) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER, AND GEOLOGIC FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE FAULTING, (D) WHETHER, AND TO THE EXTENT TO WHICH, THE LAND OR IMPROVEMENTS OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, WETLANDS, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (E) DRAINAGE, (F) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (G) THE PRESENCE OF ENDANGERED SPECIES OR ANY ENVIRONMENTALLY SENSITIVE OR PROTECTED AREAS, (H) ZONING OR BUILDING ENTITLEMENTS TO WHICH THE LAND OR IMPROVEMENTS OR ANY PORTION THEREOF MAY BE SUBJECT, (I) THE AVAILABILITY OF ANY UTILITIES TO THE LAND OR IMPROVEMENTS OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (J) USAGES OF ADJOINING PROPERTY, (K) ACCESS TO THE LAND OR IMPROVEMENTS OR ANY PORTION THEREOF, (L) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE LAND OR IMPROVEMENTS OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY, THE LAND OR IMPROVEMENTS OR ANY PART THEREOF, (M) THE CONDITION OR USE OF THE LAND OR IMPROVEMENTS OR COMPLIANCE OF THE LAND OR THE IMPROVEMENTS WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (N) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, SURFACE IMPOUNDMENTS, OR LANDFILLS, (O) ANY OTHER MATTER AFFECTING THE STABILITY AND INTEGRITY OF THE LAND OR IMPROVEMENTS, (P) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE LAND OR IMPROVEMENTS, (Q) THE MERCHANTABILITY OF THE PROPERTY, THE LAND OR THE IMPROVEMENTS OR FITNESS OF THE PROPERTY, THE LAND OR THE IMPROVEMENTS FOR ANY PARTICULAR PURPOSE, (R) THE TRUTH, ACCURACY OR COMPLETENESS OF ANY DUE DILIGENCE ITEMS DELIVERED TO PURCHASER, (S) TAX CONSEQUENCES, OR (T) ANY OTHER MATTER OR THING WITH RESPECT TO THE PROPERTY, THE LAND OR THE IMPROVEMENTS.
Purchaser’s Initials: ______

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENTS DELIVERED AT CLOSING, PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS". EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER UNDER SECTION 4.4 ABOVE AND CONTAINED IN ANY DOCUMENTS DELIVERED AT CLOSING, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER HAS NOT MADE AND IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, THE LAND OR THE IMPROVEMENTS OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, OR ANY PROPERTY MANAGER, REAL ESTATE BROKER, AGENT OR THIRD PARTY REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE AND THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENTS DELIVERED AT CLOSING, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS IN PURCHASING THE PROPERTY AND SHALL MAKE AN INDEPENDENT VERIFICATION OF THE ACCURACY OF ANY DOCUMENTS AND INFORMATION PROVIDED BY SELLER. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, THE LAND AND THE IMPROVEMENTS AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF. PURCHASER ACKNOWLEDGES THAT SELLER HAS AFFORDED PURCHASER A FULL OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY, THE LAND AND THE IMPROVEMENTS AS PURCHASER DEEMED NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY, THE LAND AND THE IMPROVEMENTS AND THE EXISTENCE OR NON-EXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON OR DISCHARGED FROM THE LAND AND THE IMPROVEMENTS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENTS DELIVERED AT CLOSING, UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL OR CONSTRUCTION DEFECTS OR ADVERSE ENVIRONMENTAL, HEALTH OR SAFETY CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS. PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT: (A) PURCHASER IS REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT; AND (B) PURCHASER IS PURCHASING THE PROPERTY FOR BUSINESS, COMMERCIAL, INVESTMENT OR OTHER SIMILAR PURPOSE AND NOT FOR USE AS PURCHASER'S RESIDENCE. EACH OF SELLER AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE OR BE ENTITLED TO, DERIVING FROM DISPARITY IN SIZE OR FROM ANY SIGNIFICANT DISPARATE BARGAINING POSITION IN RELATION TO THE OTHER.
                Purchaser’s Initials: ______
PURCHASER ACKNOWLEDGES THAT IT WILL HAVE THE OPPORTUNITY TO INSPECT THE PROPERTY, OBSERVE ITS PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS AND THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATION AND STUDY ON AND OF THE PROPERTY, THE LAND AND THE IMPROVEMENTS AND

ADJACENT AREAS AS PURCHASER DEEMS NECESSARY, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENTS DELIVERED AT CLOSING, SELLER’S FRAUD OR CLAIMS ASSERTED BY THIRD PARTIES RELATING TO THE PROPERTY FOR MATTERS ACCRUING OR ARISING PRIOR TO THE CLOSING DATE, PURCHASER HEREBY FOREVER RELEASES AND DISCHARGES SELLER FROM ALL RESPONSIBILITY AND LIABILITY, INCLUDING WITHOUT LIMITATION, LIABILITIES UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980 (42 U.S.C. SECTIONS 9601 ET SEQ.), AS AMENDED ("CERCLA"), REGARDING THE CONDITION, VALUATION, SALABILITY OR UTILITY OF THE PROPERTY, THE LAND OR THE IMPROVEMENTS OR THEIR SUITABILITY FOR ANY PURPOSE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, WITH RESPECT TO THE PRESENCE IN THE SOIL, AIR, STRUCTURES AND SURFACE AND SUBSURFACE WATERS, OF HAZARDOUS MATERIALS OR OTHER MATERIALS OR SUBSTANCES THAT HAVE BEEN OR MAY IN THE FUTURE BE DETERMINED TO BE TOXIC, HAZARDOUS, UNDESIRABLE OR SUBJECT TO REGULATION AND THAT MAY NEED TO BE SPECIALLY TREATED, HANDLED AND/OR REMOVED FROM THE LAND OR THE IMPROVEMENTS UNDER CURRENT OR FUTURE FEDERAL, STATE AND LOCAL LAWS, REGULATIONS OR GUIDELINES, AND ANY STRUCTURAL AND GEOLOGIC CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS MATERIALS ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE LAND OR THE IMPROVEMENTS. PURCHASER FURTHER HEREBY ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS ON THE LAND OR THE IMPROVEMENTS AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION.
Purchaser’s Initials: ______
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For purposes hereof, "Hazardous Materials" means "Hazardous Material," "Hazardous Substance," "Pollutant or Contaminant," and "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated, listed, limited or prohibited under any Environmental Law because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials. As used herein, “Environmental Law” means all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof).
The terms and conditions of this Section 9.14 shall expressly survive the Closing without time limitation, and not merge with the provisions of any closing documents.
Purchaser and Seller acknowledge and agree that the representations, warranties, disclaimers and other agreements set forth in this Agreement are an integral part of this Agreement and that neither Purchaser nor Seller would have agreed to sell or purchase the Property, as applicable, for the Purchase Price without the representations, warranties, disclaimers and other agreements set forth in this Agreement.
No shareholder, officer, employee or agent of or consultant of or to Seller or Purchaser shall be held to any personal liability hereunder, and no resort shall be had to their property or assets for the satisfaction of any claims hereunder or in connection with the transaction contemplated by this Agreement. Furthermore, Seller’s liability under this Agreement is explicitly limited to Seller’s interest in the Property, including any proceeds thereof. Purchaser shall have no recourse against any other property or assets of Seller or any other Seller Parties or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller. Except as otherwise expressly set forth in this Section 9.14, neither Seller nor any Seller Party shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of any of Purchaser’s rights or remedies under or with respect to this Agreement, at law, in equity or otherwise. Purchaser shall not seek enforcement of any judgment, award, right or remedy against any property or asset of Seller or any Seller Parties other than Seller’s interest in the Property or any proceeds thereof. The provisions of this Section 9.14 shall survive the termination of this Agreement.
9.15    Exhibits and Schedules. The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:
(a)    Exhibit A, Legal Description of the Land
(b)    Exhibit B, Form of Deed
(c)    Exhibit C, Form of Bill of Sale
(d)    Exhibit D, Form of Certification of Non-Foreign Status
(e)    Exhibit E, Form of Owner’s Affidavit
(f)    Exhibit F, Form of Certificate of Seller
(g)    Exhibit G, Form of Tenant Notice Letter
(h)    Exhibit H, Form of Assignment
(i)    Exhibit I, List of Personal Property
(j)    Exhibit J, List of Contracts
(k)    Exhibit K, Rent Roll
(l)    Exhibit L, Form of Certificate of Purchaser
(m)    Exhibit M, List of Warranties
(n)    Exhibit N, Purchase Price Allocations
(o)    Exhibit O, Litigation

(p)    Exhibit P, Allocation of Closing Costs
(q)    Exhibit Q, Tallahassee Loan Documents
(r)    Exhibit R, Mezzanine Loan Documents
(s)    Exhibit S, Assignment and Assumption of Mezzanine Loan Documents
(t)    Exhibit T, Underwritten Bad Debt
(u)    Exhibit U, Underwritten Bad Debt Escrow Agreement
(v)    Exhibit V, Excel Model
(w)    Exhibit W, Underwritten Revenue Assumptions
(x)    Exhibit X, Knightshade Estoppel
(y)    Exhibit Y, Stadium Village Association Estoppel
(z)    Exhibit Z, Stadium Village Storm Water Estoppel
(aa)    Exhibit AA, Seller’s Leasing Standards
(bb)    Exhibit BB, Property Information
(cc)    Exhibit CC, Loan Documents
(dd)    Exhibit DD, SPE Modifications
(ee)    Exhibit EE, Escrow Agreement
(ff)    Exhibit FF, Roof Escrow Agreement
(gg)    Schedule 4.4(a)(xxv), Events of Default

9.16    Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Seller or Purchaser, and each party agrees to use best efforts to prevent disclosure of this transaction by any third party; provided, that the parties agree that the initial press release regarding this Agreement shall be a mutually acceptable joint press release.  Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, prospective investors, attorneys, accountants, employees, agents, other service professionals and the U.S. Securities and Exchange Commission as may be reasonably necessary in furtherance of the transactions contemplated hereby, including, without limitation, the filing with the Securities and Exchange Commission by Preferred Apartment Communities, Inc. of a Form 8-K reporting the entry into this Agreement (the “Form 8-K”) containing only such information as Seller or Preferred Apartment Communities, Inc. is required to include in its filing of the Form 8-K; provided, however, that Seller shall give Purchaser a reasonable opportunity to review and comment on the Form 8-K and any other subsequent disclosure or filing made with the Securities and Exchange Commission reporting the entry into this Agreement or any amendment thereto or the consummation of the transactions contemplated herein that is not consistent with the Form 8-K (and Seller shall reasonably consider Purchaser’s comments thereon), (ii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with any court order or directive of any applicable governmental authority, and (iii) Purchaser’s confidentiality obligations under this Section 9.16 shall not apply to any information which (a) was already in Purchaser’s possession prior to its receipt from Seller, (b) is or becomes publicly available other than as a result of a disclosure by Purchaser, or (c) is independently developed by Purchaser. The provisions of this Section 9.16 shall survive Closing or any termination of this Agreement.
9.17    Joint and Separate Liability. All entities constituting “Seller” hereunder shall be jointly and severally liable for the faithful performance of the terms and conditions hereof, and of any other document executed in connection herewith, to be performed by Seller. Each Seller is jointly and separately liable for the representations, warranties, covenants and obligations of each Seller under this Agreement with respect to the Property owned by each Seller and the documents executed in connection herewith. The provisions of this Section 9.17 shall survive Closing or any termination of this Agreement.
9.18    Solicitation. Neither Seller nor any of its affiliates, officers, employees, directors, stockholders and representatives shall during the term of this Agreement directly or indirectly solicit or respond to offers and proposals from other parties in connection with the possible acquisition of the Property (or any portion thereof), sale of or disposition of the Property (or any portion thereof) or any other transaction involving a change in ownership of, or debt or equity financing of, the Property (or any portion thereof) subsequent to August 7, 2020, except as set forth in Section 4.1.3(c).
9.19    Covid-19 Matters. Notwithstanding the foregoing, to the extent a Blocking Event (as defined below) has occurred on a Key Performance Date (as defined below) or the business day immediately prior to a Key Performance Date, such Key Performance Date shall be extended until the date that is two (2) business days following a Blocking Event Cure. Further, and notwithstanding anything to the contrary contained herein, in the event the Blocking Event would result in the then scheduled Closing Date being extended for more than thirty (30) days, either Seller or Purchaser shall have the right to terminate this Agreement. Upon a termination of this Agreement as set forth in this Section 9.19, Escrow Agent shall disburse the Earnest Money to Purchaser and, upon such disbursement, this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except for those provisions hereof which by their terms expressly survive the termination of this Agreement.
For purposes hereof, the terms below shall have the following definitions:
“Blocking Event” shall mean an event, development, condition or state of facts that: (a) prevents Federal Express and the United Parcel Service from being able to pick up packages from, or deliver packages to, Purchaser, Seller, Escrow Agent or its applicable legal counsel, (b) results in the closure of the Escrow Agent’s or Title Company’s offices; provided that it shall not be a Blocking Event if a replacement escrow agent within the same national title insurance company agrees to act as escrow agent pursuant to the terms of this Agreement at no additional cost or liability to either party, (c) results in the inability or unwillingness of the Title Company to issue the Title Policy (or Purchaser’s lender’s insurance policy) on the Closing Date free and clear of any additional title exceptions due to general market conditions, including the closing of the local recording office (and not specifically related to the Property, with respect to which this Section 9.19 shall govern), or (d) prevents Purchaser’s bank from sending or processing wire transfers for a material portion of the day.

“Blocking Event Cure” shall mean with respect to any Blocking Event (i) described in clause (a) of the definition thereof, the resumption of pick-up and overnight deliveries by any nationally recognized overnight courier, (ii) described in clause (b) of the definition thereof, the reopening of the Escrow Agent’s and Title Company’s offices, (iii) described in clause (c) of the definition thereof, the ability and willingness of the Title Company to issue the Title Policy pursuant to the other terms and conditions of this Agreement, and (iv) described in clause (d) of the definition thereof, wire transfers by Purchaser’s bank and the banking institution providing acquisition financing to Purchaser, if applicable, have resumed.

“Key Performance Date” shall mean, (x) with respect to clause (a) of the definition of “Blocking Event”, the Closing Date or the business day prior to the Closing Date, and (y) with respect to clause (d) of the definition of “Blocking Event”, the Closing Date and any other date on which the performance of an obligation requires the wiring of funds and (z) with respect to all other clauses of the definition of “Blocking Events”, the Closing Date.

9.20    Assignment of Mezzanine Loan. In consideration of the mutual covenants and agreements set forth herein, and other consideration (the receipt and sufficiency of which are hereby acknowledged), Starkville Mezzanine Lending, LLC, a Georgia limited liability company and an affiliate of Seller (“Starkville”), hereby agrees to assign to Purchaser, effective as of the Closing Date, all rights, title and interests of Starkville in, to and under or arising out that certain loan in the principal face amount of $6,116,384.00 (the “Mezzanine Loan”), which Loan is evidenced, secured by and more particularly described in those documents set forth in Exhibit “R” attached hereto and made a part hereof (collectively, the “Mezzanine Loan Documents”). Purchaser hereby agrees to accept the foregoing assignment and assume all rights and obligations of Starkville arising after the Closing Date under the Mezzanine Loan Documents and otherwise relating to the Mezzanine Loan, including all rights of Starkville as “Agent” and “Lender” under the terms of that certain Mezzanine Loan Agreement dated as of June 16, 2014 by and among Haven Campus Communities Starkville Member, LLC, a Georgia limited liability company (“Borrower”), and Starkville (as amended, the “Mezzanine Loan Agreement”). Seller agrees to reasonably cooperate and deliver any notices or documents as required to comply with the terms of the Intercreditor Agreement identified on Exhibit “R”.
9.21    Covid-19 Related Bad Debt Reserve Escrow. Seller hereby acknowledges that the Purchase Price agreed to by Purchaser under the terms of this Agreement assumes a Bad Debt Expense of $215,427 for all of the Properties, as such amount may be ratably adjusted in the event this Agreement is terminated with respect to any individual Property (the “Underwritten Bad Debt”) as shown in Exhibit “T” attached hereto and made a part hereof and has agreed to deposit with Title Company at the Closing, pursuant to an escrow agreement (the “Underwritten Bad Debt Escrow Agreement”) in the form attached to this Agreement as Exhibit “U”, the sum of Five Million and No/100 Dollars ($5,000,000.00) (the “Escrow Funds”), to be held by Title Company in an interest bearing account in a bank or savings and loan association whose deposits are insured by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation (the “Underwritten Bad Debt Escrow Account”) until March 31, 2021 (the “True-up Date”). In the event the actual Bad Debt Expense of the Property (“Actual Bad Debt”) measured from the Closing Date to the True-up Date is greater than the Underwritten Bad Debt for the same period, an amount equal to the difference between the Actual Bad Debt and the Underwritten Bad Debt for such period shall be promptly disbursed to Purchaser out of the Underwritten Bad Debt Escrow Account, with any remaining balance of the Escrow Funds disbursed to Seller. In the event the Actual Bad Debt on the True-up Date is equal to or less than the Underwritten Bad Debt on the True-up Date, the full amount of the Escrow Funds shall be disbursed to Seller. Purchaser covenants and agrees (i) until the date that is ninety (90) days after the True-up Date to use commercially reasonable efforts, in accordance with its ordinary course billing practices, to pursue the collection of the Bad Debt Expense after the Closing Date through the True-up Date for all rent payments payable by tenants at any Property that remain unpaid for more than sixty (60) days after the original payment due date, provided that Purchaser shall have no obligation to commence litigation (including, without limitation, any action for unlawful detainer or eviction proceeding) or engage a collection agency to pursue the collection of such Bad Debt Expense and (ii) not to waive or forgive the payment of any Bad Debt Expense as an inducement or concession to any tenant to enter into a lease for any academic year subsequent to the Academic Year. As used herein, “Bad Debt Expense” means, determined on a portfolio wide basis, the amount of any rent payment payable by any tenant at any Property is unpaid for more than thirty (30) days after the original payment due date, provided that Bad Debt Expense shall include any rent that is payable for the month of March 2021 and is unpaid as of the True-up Date.
9.22    Debt Financing Contingency. Seller and Purchaser hereby acknowledge that a portion of the Allocated Purchase Price for the Tallahassee Property, the College Station Property, the Lubbock Property, the Waco Property and the Charlotte Property (collectively, the “Unencumbered Assets”) shall be paid by one or more loans from Fannie Mae (collectively, the “Financing”) in an amount(s) and on terms that are defined as follows: (i) a floating rate of interest of LIBOR (or such replacement floating rate index generally used by Fannie Mae in its floating rate commercial real estate loans) plus a maximum acceptable spread of 275 basis points; (ii) intentionally omitted; (iii) total minimum loan proceeds equal to $173,500,000.00; (iv) a minimum 4-year interest-only period; (v) a seven or ten year term; (vi) no more than an eighteen (18) month debt service reserve requirement; and (vii) reasonable and standard loan covenants and event of default provisions customarily utilized by Fannie Mae in their form of loan documents on the Effective Date across their student housing loan portfolio with the following additional items: (a) the loan documents shall impose no ongoing debt service or debt yield coverage requirements (“Financial Covenants”) measured periodically during the loan term that would require a prepayment of a portion of the loan or impose a cash management regime in the event of noncompliance with such

Financial Covenants, (b) the loan documents shall not include prohibitions on partial releases of assets so long as Fannie Mae receives its customary release price and the borrower thereunder otherwise complies with customary and reasonable release requirements; and (c) the non-recourse carve outs (the loans must be non-recourse) must be reasonably acceptable to Purchaser, Purchaser agreeing that Section 3.02 of the Fannie Loan Agreement set forth on Exhibit “DD” attached hereto and made a part hereof is acceptable to Purchaser with the modifications thereto also set forth on Exhibit “DD” (collectively, the “Loan Terms”). Purchaser shall submit a complete application package to Fannie Mae for the Financing having a seven and ten year term with a 65% loan-to-value ratio not later than ten (10) business days after the expiration of the Inspection Period. In the event Fannie Mae does not issue to Purchaser a binding commitment for the Financing containing all of the Loan Terms on or before September 18, 2020 (herein, the “Financing Contingency”, with the date of issuance of the commitment being the “Financing Contingency Approval Date”), Purchaser shall have the right at its sole election either to waive the Financing Contingency and proceed with the purchase of the Property or, in the alternative, to terminate this Agreement, whereupon the Earnest Money shall be promptly returned to Purchaser and each of the parties hereto shall be relieved of all further obligations hereunder, except for the Surviving Obligations. In the event the foregoing loan commitment is issued as described above but prior to Closing is terminated by the lender based on the existence of a fact or event that could, in Lender’s sole judgment, reasonably be expected to adversely affect the value or marketability of the Financing or the Unencumbered Assets or the eligibility of the Financing for sale to Fannie Mae, then, notwithstanding anything contained herein, for all purposes of this Agreement, the Financing Contingency will be deemed to have not been satisfied by the Financing Contingency Approval Date and Purchaser shall have the right to either waive the Financing Contingency or terminate this Agreement as provided for above. Notwithstanding the foregoing, to the extent the Financing offered to Purchaser in a commitment contains the Loan Terms except that the interest rate spread is greater than 275 basis points (but in all events less than 375 basis points) and/or total loan proceeds less than $173,500,000.00, then Seller shall have the right, at its option, to require Purchaser to proceed to purchase the Unencumbered Assets at an adjusted Purchase Price calculated by inserting the total loan proceeds and spread offered in the commitment in the Excel model delivered to Seller electronically on July 31, 2020, a snapshot of which is attached as Exhibit “V” hereto and made a part hereof; provided, however, for purposes of calculating the adjusted Purchase Price the commitment option (seven or ten year term) that would result in the least amount of adjustment to the Purchase Price shall be used.
9.23    Pre-Leasing Adjustments. Seller hereby acknowledges that the Purchase Price agreed to by Purchaser under the terms of this Agreement is based upon on the revenue assumptions for the Academic Year as shown in Exhibit “W” attached hereto and made a part hereof, which assumes ten (10) months of remaining lease term for the Leases measured from the Closing Date to August 1, 2021 and underwritten rental income of $40,740,251.00, as such amount may be ratably adjusted in the event this Agreement is terminated with respect to any individual Property, for the Property for the Academic Year (the “Underwritten Rental Income”), which Underwritten Rental Income shall be ratably adjusted in the event (i) the Closing Date occurs after October 1, 2020 and (ii) this Agreement is terminated with respect to any individual Property. Seller and Purchaser agree to measure the actual rental income for the Property for the Academic Year based on tenants under executed Leases (a) which have not been purported to have been terminated by the tenant thereunder and pursuant to which tenants have moved in their respective units, (b) where the applicable tenant has paid the first month’s rent due under the applicable Lease and (c) that are accompanied by either a fully executed guaranty or adequate proof of the applicable tenant’s self-qualification and creditworthiness or other required documentation to obtain lease approval in accordance with the Leasing Standards (the “Actual Rental Income”) on the date that is five (5) business days prior to the Closing Date (the “Rental True-Up Date”), and in the event the Actual Rental Income is less than the Underwritten Rental Income, the Purchase Price shall be lowered by an amount equal to the difference in the Actual Rental Income and the Underwritten Rental Income.
9.24    Florida Disclosures.

(a)    Section 404.056(5), Florida Statutes, requires the following notice to be provided with respect to the contract for sale and purchase of any building:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

(b)    ENERGY–EFFICIENCY RATING INFORMATION: Purchaser acknowledges that it has received a copy of The Florida Building Energy–Efficiency Rating System Brochure as provided by the State of Florida, Department of Community Affairs, as required by Section 553.996, Florida Statutes.

9.25    Escrow. Seller and Purchaser agree to enter into an escrow agreement (the “Escrow Agreement”) in the form attached to this Agreement as Exhibit “EE” at Closing.
9.26    Roof Escrow. Seller acknowledges that roof repairs will be required at the Tempe Property. Seller has agreed to be responsible for funding fifty percent 50%) of the Roof Work Cost (as defined below) (“Seller’s Roof Share”) up to $217,800 and shall deposit with Title Company at the Closing, pursuant to an escrow agreement (the “Roof Escrow Agreement”) in the form attached to this Agreement as Exhibit “FF”, the sum of Two Hundred Seventeen Thousand Eight Hundred and No/100 Dollars ($217,800.00) (the “Roof Escrow Funds”) for Seller’s Roof Share, to be held by Title Company in an interest bearing account in a bank or savings and loan association whose deposits are insured by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation (the “Roof Escrow Account”) until the True-up Date. As used herein, the “Roof Work Cost” shall mean the total cost incurred by and/or to be incurred by Purchaser, under an executed contract to complete the recoating of the existing roof at the Tempe Property to the Purchaser’s reasonable satisfaction. On or before the True-up Date, once the Roof Work Cost is determined, in the event that an amount equal to fifty percent (50%) of the cost for Roof Work Cost is less than the amount of the Roof Escrow Funds, an amount equal to fifty percent (50%) of the Roof Work Cost shall be promptly disbursed to Purchaser out of the Roof Escrow Account and the remaining balance of the Roof Escrow Funds will be disbursed to Seller. In the event that an amount equal to fifty percent (50%) of the Roof Work Cost is equal to or greater than the amount of the Roof Escrow Funds, then the full amount of the Roof Escrow Funds shall be disbursed to Purchaser.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

SELLER:

PCC TALLAHASSEE, LLC, a Delaware
limited liability company

By:    Preferred Campus Communities, LLC, a Maryland limited liability company, its
Manager

By:    PAC Carveout, LLC, a Delaware limited liability company, its
Sole Member

By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers of PAC Carveout, LLC
    Maryland corporation, its General Partner

By: Preferred Apartment Communities, Inc., a
    Maryland corporation, its General Partner

                        By: /s/ Jeffrey R. Sprain____________________
Jeffrey R. Sprain, Executive Vice President, General Counsel and Secretary

PCC ORLANDO, LLC, a Delaware
limited liability company

By:    Preferred Campus Communities, LLC, a Maryland limited liability company, its
Manager

By:    PAC Carveout, LLC, a Delaware limited liability company, its
Sole Member

By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers of PAC Carveout, LLC
    Maryland corporation, its General Partner

By: Preferred Apartment Communities, Inc., a
    Maryland corporation, its General Partner

Signature Page to Purchase and Sale Agreement - PAC Student Housing

                        By: /s/ Jeffrey R. Sprain____________________
Jeffrey R. Sprain, Executive Vice President, General Counsel and Secretary

PCC COLLEGE STATION, LLC, a Delaware
limited liability company

By:    Preferred Campus Communities, LLC, a Maryland limited liability company, its
Manager

By:    PAC Carveout, LLC, a Delaware limited liability company, its
Sole Member

By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers of PAC Carveout, LLC
    Maryland corporation, its General Partner

By: Preferred Apartment Communities, Inc., a
    Maryland corporation, its General Partner

                        By: /s/ Jeffrey R. Sprain____________________
Jeffrey R. Sprain, Executive Vice President, General Counsel and Secretary

PCC LUBBOCK, LLC, a Delaware
limited liability company

By:    Preferred Campus Communities, LLC, a Maryland limited liability company, its
Manager

By:    PAC Carveout, LLC, a Delaware limited liability company, its
Sole Member

By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers of PAC Carveout, LLC
    Maryland corporation, its General Partner

By: Preferred Apartment Communities, Inc., a
    Maryland corporation, its General Partner

Signature Page to Purchase and Sale Agreement - PAC Student Housing

                        By: /s/ Jeffrey R. Sprain____________________
Jeffrey R. Sprain, Executive Vice President, General Counsel and Secretary

PCC WACO, LLC, a Delaware
limited liability company

By: Haven Campus Communities Kennesaw Member, LLC, a Georgia limited liability company, its sole Member and Manager

By: PCC Stadium Village, LLC, a Delaware limited liabiltiy company, its Manager

By:    Preferred Campus Communities, LLC, a Maryland limited liability company, its
Manager

By:    PAC Carveout, LLC, a Delaware limited liability company, its
Sole Member

By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers of PAC Carveout, LLC
    Maryland corporation, its General Partner

By: Preferred Apartment Communities, Inc., a
    Maryland corporation, its General Partner

                        By: /s/ Jeffrey R. Sprain____________________
Jeffrey R. Sprain, Executive Vice President, General Counsel and Secretary

PCC TEMPE, LLC, a Delaware
limited liability company

By:    Preferred Campus Communities, LLC, a Maryland limited liability company, its
Manager

By:    PAC Carveout, LLC, a Delaware limited liability company, its
Sole Member

By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited
Signature Page to Purchase and Sale Agreement - PAC Student Housing

partnership, as sole member of the Board of Managers of PAC Carveout, LLC
    Maryland corporation, its General Partner

By: Preferred Apartment Communities, Inc., a
    Maryland corporation, its General Partner

                        By: /s/ Jeffrey R. Sprain____________________
Jeffrey R. Sprain, Executive Vice President, General Counsel and Secretary

HAVEN CAMPUS COMMUNITIES-KENNESAW, LLC, a Delaware
limited liability company

By: Haven Campus Communities Kennesaw Member, LLC, a Georgia limited liability company, its sole Member and Manager

By: PCC Stadium Village, LLC, a Delaware limited liability company, its Manager

By:    Preferred Campus Communities, LLC, a Maryland limited liability company, its
Manager

By:    PAC Carveout, LLC, a Delaware limited liability company, its
Sole Member

By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers of PAC Carveout, LLC
    Maryland corporation, its General Partner

By: Preferred Apartment Communities, Inc., a
    Maryland corporation, its General Partner

                        By: /s/ Jeffrey R. Sprain____________________
Jeffrey R. Sprain, Executive Vice President, General Counsel and Secretary

HAVEN CAMPUS COMMUNITIES-CHARLOTTE, LLC, a Georgia
limited liability company

By:    PAC Lending, LLC, a Delaware limited liability company, its
Signature Page to Purchase and Sale Agreement - PAC Student Housing

Sole Member

By:    PAC Carveout, LLC, a Delaware limited liability company, its
Sole Member

By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole member of the Board of Managers of PAC Carveout, LLC
    Maryland corporation, its General Partner

By: Preferred Apartment Communities, Inc., a
    Maryland corporation, its General Partner

                        By: /s/ Jeffrey R. Sprain____________________
Jeffrey R. Sprain, Executive Vice President, General Counsel and Secretary

                        PURCHASER:

TPG REAL ESTATE PARTNERS INVESTMENTS, LLC, a Delaware limited liability company

By: /s/ Matthew Coleman

Name: Matthew Coleman

Title: Vice President

Signature Page to Purchase and Sale Agreement - PAC Student Housing

JOINDER
PAC CARVEOUT, LLC, a Delaware limited liability company (“Joinder Party”) hereby joins in the Purchase and Sale Agreement (the “Agreement”) to which this Joinder is attached (and of which it forms a part) for the sole purpose of guaranteeing the performance of the obligations and duties of Seller as set forth in Section 4.4(C), Section 5.12 and to the extent applicable, Section 6.5(o) of the Agreement.
JOINDER PARTY:

                                PAC CARVEOUT, LLC,
                                a Delaware limited liability company

By: Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, as sole Member of the Board of Managers of PAC Carveout, LLC

By: Preferred Apartment Communities, Inc., a
        Maryland corporation, its General Partner

By: /s/ Jeffrey R. Sprain _______________________________
Jeffrey R. Sprain, Executive Vice
President, General Counsel and         Secretary

The undersigned Escrow Agent hereby acknowledges receipt of the Earnest Money in the amount of $10,000,000.00, and a fully executed copy of this Agreement, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement. Seller and Purchaser acknowledge and agree that Section 6045(e) of the Internal Revenue Code of 1986 requires that notice of the sale and purchase of the Property described in this Agreement be provided to the Internal Revenue Service (“IRS”) by preparation of and filing with the IRS of IRS Form 1099-S. Purchaser and Seller hereby authorize and direct the Escrow Agent to prepare and file form 1099-S with respect to the transaction hereunder. Seller and Purchaser agree to furnish and provide to the Escrow Agent all information that the Escrow Agent may require for the Escrow Agent to (a) comply with all instructions to IRS Form 1099-S in the preparation thereof, and (b) prepare and timely file such form with the IRS.

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Frank Longobardi

Name: Frank Longobardi

Title: Underwriting Counsel

Date of Execution by Escrow Agent:
                            July 31, 2020